Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of

June 22, 2015

by and between

MARSHFIELD INVESTMENT COMPANY,

and

BEAR STATE FINANCIAL, INC.

relating to the purchase and sale

of

100% of the Common Stock

of

METROPOLITAN NATIONAL BANK

i

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(continued)

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Page

Section 10.15.	No Presumption Against Drafting Party	62

Exhibits

Exhibit A – Form of Registration Rights Agreement
Exhibit B – Form of Escrow Agreement

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 22, 2015, is entered into by and between MARSHFIELD INVESTMENT COMPANY, a Missouri corporation (sometimes referred to as either the “Parent” or the “Seller”) and BEAR STATE FINANCIAL, INC., an Arkansas corporation (“Buyer”).

RECITALS

WHEREAS, Metropolitan National Bank, a national banking association with its principal office in Springfield, Missouri (the “Bank”), is a wholly-owned subsidiary of Parent;

WHEREAS, Parent owns all the issued and outstanding common stock, par value $25.00 per share, of the Bank (sometimes referred to herein as the “Shares” or the “Bank Common Stock”);

WHEREAS, Parent has determined that it is in its best interest to enter into a transaction involving the sale of the Shares on the terms and conditions set forth herein;

WHEREAS, subject to the terms and conditions set forth herein, Parent desires to sell, transfer, convey, assign and deliver to Buyer, and Buyer desires to purchase and accept from Parent, all the Shares (the “Stock Sale”); and

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, certain shareholders of Parent have entered into a voting agreement (the “Voting Agreements”) with Buyer dated as of the date hereof, pursuant to which such shareholders have agreed, among other things, to vote all shares of capital stock of Parent owned by them in favor of approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

“Affected Employees” means the Bank Employees that are employed by the Bank at the Effective Time.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Bank Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the Bank and its Subsidiaries.

“Bank Loan” means a Loan held in the Bank’s loan portfolio.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970 (or otherwise known as the Currency and Foreign Transactions Reporting Act), as amended.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Arkansas are authorized or obligated to close.

“Buyer Average Stock Price” means the volume weighted average price of a share of Buyer Common Stock on the NASDAQ Stock Market, as reported by Bloomberg L.P. for the fifteen (15) consecutive trading days ending on the fifth (5th) Business Day prior to the Closing Date, rounded to the nearest whole cent.

“Buyer Bank” means Bear State Bank, N.A., a wholly-owned subsidiary of the Buyer.

“Buyer Common Stock” means the common stock, par value $.01 per share, of Buyer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law relating to any actual or threatened release of a Hazardous Substance

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” means the indemnification escrow agreement in the form attached hereto as Exhibit B.

“ESOP” means the Marshfield Investment Company Employee Stock Ownership Plan and Trust.

“ESOP Liability” means any Losses arising out of any action, investigation, lawsuit, complaint, allegation or claim by the ESOP, any current or former participant or beneficiary thereof, any current or former shareholder of Parent, any Governmental Authority, or any Person acting on behalf of any of the foregoing, in connection with, relating to, or arising out of (i) any transaction entered into, action or inaction, or state of facts in existence with respect to the ESOP on or prior to the Effective Time or any of the transactions contemplated hereby occurring at or prior to the Effective Time or (ii) any payment to the participants or beneficiaries of the ESOP after giving effect to the transactions contemplated hereby.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means the Chief Executive Officer, Chief Financial Officer, President, Chief Lending Officer, Chief Operating Officer, Chief Credit Officer, any other employee whose responsibilities include those commonly applicable to persons occupying any of the foregoing titles within the financial services industry, and each other officer with significant policy-making authority of Parent, the Bank, or Buyer, as applicable.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“Intercompany Payables” means all accounts, notes or loans payable and all advances (cash or otherwise) or any other extensions of credit that are payable by Parent or any of its Subsidiaries (other than the Bank and its Subsidiaries) to the Bank and its Subsidiaries.

“Intercompany Receivables” means all accounts, notes or loans receivable and all advances (cash or otherwise) or any other extensions of credit that are receivable by Parent or any of its Subsidiaries (other than the Bank and its Subsidiaries) from the Bank and its Subsidiaries.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person (including references to such Person being aware of a particular matter), as used with respect to Parent, the Bank and any of their Subsidiaries, means those facts, reports, allegations or other information that are actually known, after reasonable inquiry, by any Executive Officer of Parent or the Bank. Knowledge, as used with respect to Buyer and its Subsidiaries, means those facts, reports, allegations or other information that are actually known, after reasonable inquiry, by any Executive Officer of Buyer or Buyer Bank. Without limiting the scope of the preceding sentences, the term “Knowledge” includes any fact, matter or circumstance set forth in any written notice received by Parent or the Bank, or by Buyer or Buyer Bank, from any Governmental Authority.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority that is applicable to the referenced Person.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loan Property” means any real property (including buildings or other structures) in which Parent, the Bank or any of their Subsidiaries holds a security interest, Lien or a fiduciary or management role.

“Material Adverse Effect” means with respect to any Person, any change, development or effect (i) that is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, business or business prospects of such Person and its Subsidiaries, taken as a whole, or (ii) which would, or would be reasonably likely to, materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such Person to consummate the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (C) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions, including, but not limited to, changes in levels of interest rates generally, (D) the effects of any action or omission taken by Parent or the Bank with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (E) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (F) the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B), and (C), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

“Nasdaq” means the NASDAQ Stock Market, LLC.

“OCC” means the Office of the Comptroller of the Currency.

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Parent, the Bank and their Subsidiaries consistent with past practice, including with respect to frequency and amount.

“Organizational Documents” means the articles or certificate of incorporation, articles of organization, certificate of formation, charter, bylaws, operating agreement, partnership agreement, shareholder agreement and any other agreement setting forth the rights, duties and obligations of the shareholders, members or partners of any Person.

“Parent Board” means the Board of Directors of Parent.

“Parent Controlling Shareholders” means each of Randall M. Magers, W. Bryan Magers and the Magers Family Irrevocable Trust.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Registration Rights Agreement” means the registration rights agreement in the form attached hereto as Exhibit A.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of Parent or the Bank means, unless the context otherwise requires, any current or former Subsidiary of Parent or the Bank, respectively.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

The following terms not defined above are defined in the sections adjacent to such terms in the table below:

Term:	Section:

401(a) Plan	3.16(c)
Acquisition Proposal	5.08(a)
Acquisition Transaction	5.08(a)
Additional Environmental Assessment	5.15(d)
Agreement	Preamble
Allocation Schedule	2.03(a)
ASTM	5.01(v)
Audited Financial Statements	3.09(a)
Balance Sheet Date	3.09(c)
Bank	Recitals
Bank Common Stock	Recitals
Bank Dividend	2.02
Bank Employees	3.16(a)
Bank Merger	2.07
Bank Merger Agreement	2.07
Basket Amount	8.05(a)(ii)
Benefit Plans	3.16(a)
BOLI	3.33(b)
Burdensome Conditions	5.05(a)
Buyer	Preamble
Buyer Cash Consideration	2.02
Buyer Indemnified Parties	8.02
Buyer Reports	4.04(a)
Call Reports	3.09(a)
Cap	8.05(a)(i)
Cash Consideration	2.02
Claim	5.23(a)
Claim Information	8.04(a)
Closing	2.05(a)
Closing Date	2.05(a)

Term:	Section:

Controlled Group Members	3.16(a)
D&O Indemnified Parties	5.23(a)
D&O Insurance	5.23(c)
Disclosure Schedule	3.01(a)
Effective Time	2.05(a)
Environmental Consultant	5.15(a)
ERISA Affiliate	3.16(d)
Expiration Date	9.01(f)
FDIA	3.28
Financial Advisor	3.15
Financial Statements	3.09(a)
Fiserv	5.24
Fundamental Representations	8.01(a)
Indemnified Party	8.04(a)
Indemnifying Party	8.04(a)
Informational Systems Conversion	5.13
Insurance Policies	3.33(a)
Leases	3.31(b)
Liquidated Damages Payment	9.02(b)
Loans	3.23(a)
Losses	8.02
Material Contracts	3.13(a)
Maximum D&O Tail Premium	5.23(c)
Non-scope Issues	5.15(c)
Notice of Superior Proposal	5.08(e)
Notice Period	5.08(e)
OREO	3.23(c)
Parent	Preamble
Parent Meeting	5.04
Parent Recommendation	5.04
Parent Representatives	5.08(a)
Parent Subsequent Determination	5.08(e)
Phase I	5.01(v)
Potential Contributor	8.06
Pre-Closing Tax Periods	6.01(a)
Purchase Price	2.02
Regulatory Agreement	3.14
Regulatory Approval	3.07(a)
Requisite Parent Shareholder Approval	3.05(b)
Section 338(h)(10) Election	6.06
Seller Indemnified Parties	8.03
Seller	Preamble
Shares	Recitals
Stock Consideration	2.02
Stock Sale	Recitals
Straddle Period	6.01(c)

Term:	Section:

Superior Proposal	5.08(a)
Tax Claim	6.04(a)
Tax Sharing Agreements	6.08(c)
Third Party Claim	8.04(a)
Unaudited Financial Statements	3.09(a)
Voting Agreements	Recitals

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale. On the terms and subject to the conditions set forth herein, and in reliance upon the representations, warranties and covenants contained herein, at the Closing, Buyer shall purchase the Shares from Parent, and Parent shall sell and transfer the Shares to Buyer, free and clear of any Lien.

Section 2.02. Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall consist of the Cash Consideration and the Stock Consideration.  The term “Cash Consideration” means a cash payment equal to $28,000,000, which shall be funded by (i) a dividend from the Bank equal to an amount, which after giving effect to the payment thereof causes the Bank to have a Tier 1 Capital Ratio of at least 8% and a Risk-Based Capital Ratio of at least 12% which is estimated to be $15 million (the “Bank Dividend”) and (ii) a cash payment from the Buyer in an amount equal to $28,000,000 minus the amount of the Bank Dividend (the “Buyer Cash Consideration”).  The term “Stock Consideration” means a number of shares of Buyer Common Stock equal to the quotient of $42,000,000 divided by the Buyer Average Stock Price; provided, however, that (a) in the event the Buyer Average Stock Price is greater than $10.80, then the Stock Consideration shall mean 3,888,889 shares of Buyer Common Stock, and (b) in the event the Buyer Average Stock Price is less than $7.20, then the Stock Consideration shall mean 5,833,333 shares of Buyer Common Stock.

Section 2.03. Purchase Price Allocation.

(a)     The Purchase Price shall be allocated as indicated on Schedule 2.03 (the “Allocation Schedule”). Buyer has delivered to Seller a preliminary Allocation Schedule. The parties shall mutually agree to a final Allocation Schedule no later than 90 days after the Closing.

(b)     If the parties cannot agree to a final allocation of the Purchase Price, the parties shall retain an independent tax attorney or accountant, mutually agreeable to the parties, to decide the differences between the parties as to the final allocation of the Purchase Price. The third party tax attorney or accountant, as and if applicable, shall consider the proposed allocations of each of the parties in establishing the final allocation of the Purchase Price, and the allocation as determined by the third party tax attorney or accountant, as and if applicable, shall constitute the final Allocation Schedule and shall be binding on the parties hereto. The cost of the third party tax attorney or accountant, as and if applicable, shall be split equally among the parties hereto.

(c)     The parties hereto agree to be bound by the Purchase Price allocation as set forth on the final Allocation Schedule and to report the transaction contemplated herein for federal, state, and local tax purposes in accordance with such allocation. The parties hereto will file their respective Tax Returns in a manner consistent with such allocation; as such allocation may be amended in accordance with the following sentence. Any payment by Seller to satisfy Seller’s indemnification obligations herein shall be treated as an adjustment to the Purchase Price, and the parties agree to cooperate in good faith to amend the final Allocation Schedule and IRS Form 8883 in the event of any such deemed Purchase Price adjustments.

Section 2.04. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in connection with the Stock Sale. In lieu thereof, Buyer shall pay or cause to be paid to each holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the Buyer Average Stock Price.

Section 2.05. Closing; Deliverables.

(a)     Closing and Effective Time. Subject to Article IX, the purchase and sale of the Shares (the “Closing,” and the date on which the Closing occurs, the “Closing Date”) provided for in this Agreement will take place within 30 calendar days following the date of receipt by either party of the last of the Regulatory Approvals and expiration of all waiting periods required by law, as specified by Buyer at least five (5) Business Days in advance of such date, at the offices of Kutak Rock LLP, 124 W. Capitol Ave., Suite 2000, Little Rock, Arkansas 72201 at 10:00 a.m. local time (or at such other place and time as the parties hereto may mutually agree) on such date as the parties may mutually agree, provided that on or prior to that date all conditions set forth in Article VII have been satisfied or waived. The effective time of the Stock Sale (the “Effective Time”) shall be 11:59 p.m. on the Closing Date.

(b)     Deliverables at Closing. At the Closing:

(1)     Parent shall deliver to Buyer a certificate or certificates evidencing all the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

(2)     Buyer shall deliver to Parent certificates or, if uncertificated, other evidence of ownership representing the Stock Consideration, registered in the name of Parent or its designee(s);

(3)      The Bank shall pay the Bank Dividend to Parent;

(4)     Buyer shall, or shall cause Buyer Bank to, pay to Parent the Buyer Cash Consideration (less an amount equal to the indemnification Cap) by wire transfer of immediately available funds to one or more accounts to be designated in writing by Parent to Buyer no later than two Business Days prior to the Closing Date;

(5)     Parent shall deliver to Buyer the resignations referred to in Section 5.17;

(6)     Parent shall deliver to Buyer the Organizational Documents of and certificates of good standing dated as of the Closing Date for the Bank and its Subsidiaries;

(7)     Parent and Buyer shall deliver each of the documents contemplated to be delivered at Closing pursuant to Article VII hereof; and

(8)     Buyer and the Parent Controlling Shareholders shall deliver the Registration Rights Agreement;

(9)     Buyer, Parent and the escrow agent named therein shall deliver the Escrow Agreement; and

(10)     Buyer shall, or shall cause Buyer Bank to, deliver a cash payment by wire transfer in an amount equal to the indemnification Cap to the escrow agent named in the Escrow Agreement.

Section 2.06. Anti-Dilution Provisions. In the event that on or after the first trading day used in determining the Buyer Average Stock Price and before the Effective Time Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Buyer Average Stock Price shall be appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Average Stock Price if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction, or (ii) Buyer issues employee or director stock options, restricted stock awards, grants or similar equity awards or Buyer issues Buyer Common Stock upon exercise or vesting of any such options, grants or awards.

Section 2.07. Bank Merger. As soon as practicable after the execution and delivery of this Agreement, the Bank and Buyer Bank shall enter into a mutually agreed form of agreement (the “Bank Merger Agreement”), pursuant to which the Bank will merge with and into Buyer Bank following the Effective Time (the “Bank Merger”). The parties intend that the Bank Merger will become effective immediately following the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 3.01. Making of Representations and Warranties.

(a)     On or prior to the date hereof, Parent has delivered to Buyer a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b)     Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to Buyer that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date.

Section 3.02. Organization, Standing and Authority.

(a)     Parent is a Missouri corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Parent has full corporate power and authority to carry on its business as now conducted. Parent is duly licensed or qualified to do business in the State of Missouri and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification.

(b)     The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Bank has full corporate power and authority to carry on its business as now conducted. The Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it. The Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by the Bank when due.

Section 3.03. Capital Stock.

(a)     The authorized capital stock of the Bank consists of 166,000 shares of Bank Common Stock. As of the date of this Agreement, there are 98,246 shares of Bank Common Stock issued and outstanding. The outstanding shares of Bank Common Stock have been duly authorized and are validly issued, fully paid and non-assessable. There are no outstanding or authorized Rights that would require the Bank to issue, sell or otherwise cause to become outstanding any of its capital stock. The Bank does not have any commitment to authorize, issue or sell any shares of Bank Common Stock or other equity interests, and, except as set forth on Disclosure Schedule Section 3.03(a), there are no shares of capital stock of the Bank authorized or reserved for issuance. None of the Bank’s issued and outstanding shares of capital stock are subject to, or have been issued in violation of, any preemptive rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by the Bank and are outstanding.

(b)     Parent has good and marketable title to the Shares, free and clear of any and all Liens (other than restrictions on transfer which arise under applicable securities laws or this Agreement). Parent has the right, authority and power to sell, assign and transfer the Shares to the Buyer. Parent is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Bank.

Section 3.04. Subsidiaries.

(a)     (i) Disclosure Schedule Section 3.04(a) sets forth a complete and accurate list of all of the Bank’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) the Bank owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Bank’s Subsidiaries are or may become required to be issued (other than to the Bank) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Bank or a wholly-owned Subsidiary of the Bank), (v) there are no contracts, commitments, understandings or arrangements relating to the Bank’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by the Bank, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by the Bank free and clear of all Liens.

(b)     Except as set forth on Disclosure Schedule Section 3.04(b), neither the Bank nor any of the Bank’s Subsidiaries owns (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c)     Each of the Bank’s Subsidiaries has been duly organized and qualified and is in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Disclosure Schedule Section 3.04(c).

Section 3.05. Corporate Power.

(a)     The Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite Parent Shareholder Approval.

(b)     Subject only to the approval of this Agreement by the holders of two-thirds of the outstanding shares of common stock of the Parent entitled to vote on the Agreement and the transactions contemplated hereby (“Requisite Parent Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Parent and the Parent Board on or prior to the date hereof. The Parent Board has directed that this Agreement be submitted to the Parent’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Parent Shareholder Approval in accordance with the General Business and Corporation Law of Missouri and Parent’s Organizational Documents, no other vote of the shareholders of the Parent or the Bank is required by Law, the Organizational Documents of Parent or the Bank or otherwise to approve this Agreement and the transactions contemplated hereby. The Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer, this Agreement is a valid and legally binding obligation of the Seller, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.06. Minute Books. The minute books of the Bank and each of its Subsidiaries contain true, complete and accurate records of all corporate actions taken by shareholders of the Bank and each of its Subsidiaries and the board of the directors of the Bank (including committees of the Bank’s board of directors) and each of its Subsidiaries (including committees of each of their boards of directors).

Section 3.07. Regulatory Approvals; No Defaults.

(a)     No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Seller, the Bank or any of the Subsidiaries of Parent in connection with the execution, delivery or performance by the Seller of this Agreement or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by the OCC, the FRB, and the FDIC, (ii) the Requisite Parent Shareholder Approval and (iii) any filings required to effectuate the Bank Merger. Each consent, approval or waiver by the OCC, the FRB, and the FDIC referred to in the preceding sentence is a “Regulatory Approval” with respect to the obligations of Parent pursuant hereto. As of the date hereof, Seller is not aware of any reason why the Regulatory Approvals will not be received in a timely manner.

(b)     Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 3.07(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Organizational Documents of the Parent or the Bank, (ii), to the Seller’s Knowledge, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, the Bank or any of their Subsidiaries, or any of their properties or assets, or (iii), except as set forth on Disclosure Schedule Section 3.07(b), violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent, the Bank or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent, the Bank or any of their Subsidiaries is a party, or by which it or any of its or their properties or assets may be bound or affected.

Section 3.08. Reports; Internal Controls.

(a)     The Bank and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2012 with any Governmental Authority and have paid all fees and assessments due and payable in connection therewith. Other than normal examinations conducted by a Governmental Authority in the regular course of the business of the Bank and its Subsidiaries, no Governmental Authority has notified Parent, the Bank or any of their Subsidiaries that it has initiated any proceeding or, to the Seller’s Knowledge, threatened an investigation into the business or operations of the Bank or any of its Subsidiaries since December 31, 2012. There is no material unresolved violation or exception noted by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of the Bank or any of its Subsidiaries.

(b)     The records, systems, controls, data and information of the Bank and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Bank or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. The Bank and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(c)     Since December 31, 2012, neither the Bank nor any of its Subsidiaries nor, to the Seller’s Knowledge, any director, officer, employee, auditor, accountant or representative of Parent, the Bank or any of their Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Bank or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Bank or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.09. Financial Statements; Undisclosed Liabilities.

(a)     Parent has previously delivered or made available to Buyer accurate and complete copies of the Parent’s (i) audited consolidated financial statements for the years ended December 31, 2014, 2013 and 2012, accompanied by the unqualified audit reports of BKD LLP, independent registered accountants, with respect to the 2014 financial statements and Cummings, Ristau & Associates, P.C., independent registered accountants, with respect to the 2013 and 2013 financial statements (collectively, the “Audited Financial Statements”), (ii) unaudited interim consolidated financial statements for the three months ended March 31, 2015 (the “Unaudited Financial Statements”) and (iii) the Consolidated Reports of Condition and Income of the Bank that were filed after March 31, 2012 (the “Call Reports” and collectively with the Audited Financial Statements and the Unaudited Financial Statement, the “Financial Statements”). Each of the Audited Financial Statements fairly presents, in all material respects, the consolidated financial condition, results of operations and changes in shareholders’ equity and cash flows of the Parent and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein, and were prepared in accordance with GAAP, except as may be noted therein. Each of the Unaudited Financial Statements fairly presents, in all material respects, the consolidated financial condition and results of operations of the Parent and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein except as may be noted therein. Each of the Call Reports fairly presents, in all material respects, the financial condition and results of operations of the Bank for the respective periods or as of the respective dates set forth therein except as may be noted therein. True, correct and complete copies of the Financial Statements are set forth in Disclosure Schedule Section 3.09(a).

(b)     The audits of the Parent and its Subsidiaries have been conducted in accordance with generally accepted auditing standards in the United States of America.

(c)     The Bank has no liability of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, including without limitation, any uncertain tax positions, except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Bank’s Ordinary Course of Business since March 31, 2015 (the “Balance Sheet Date”).

Section 3.10. Absence of Certain Changes or Events. Except as disclosed in Disclosure Schedule Section 3.10, or as otherwise expressly permitted or expressly contemplated by this Agreement, since the Balance Sheet Date there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Bank or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Bank or any of its Subsidiaries, and no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to the Bank or any of its Subsidiaries in the future; (ii) any change by the Bank or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred in by the Bank’s independent accountants; (iii) any entry by the Bank or any of its Subsidiaries into any contract, commitment or guarantee of more than (A)  $50,000 or (B) $25,000 per annum with a term of more than one year, other than purchases or sales of investment securities, and loans and loan commitments, all in the Ordinary Course of Business; (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Bank or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the Ordinary Course of Business; (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Bank or any of its Subsidiaries (other than normal salary adjustments to employees made in the Ordinary Course of Business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of the Bank or any of its Subsidiaries; (vi) any material election or material changes in existing elections made by the Bank or any of its Subsidiaries for federal or state Tax purposes; (vii) any material change in the credit policies or procedures of the Bank or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect; (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than (A) investment securities in the Bank’s or any of its Subsidiaries’ investment portfolio or (B) loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; or (ix) any lease of real or personal property entered into, other than in connection with foreclosed property or in the Ordinary Course of Business.

Section 3.11. Legal Proceedings. Except as set forth in Disclosure Schedule Section 3.11:

(a)     There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Seller’s Knowledge, threatened against Parent, the Bank or any of their Subsidiaries or to which Parent, the Bank or any of their Subsidiaries is a party, including without limitation any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement; and

(b)     There is no injunction, order, judgment or decree imposed upon Parent, the Bank or any of their Subsidiaries or their assets, and none of Parent, the Bank or any of their Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12. Compliance with Laws.

(a)     Except as set forth in Disclosure Schedule Section 3.12(a) and to the Knowledge of the Parent and the Bank, the Bank and each of its Subsidiaries are and since December 31, 2012 have been in compliance (i) in all material respects with all applicable federal, state, local and foreign Laws, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, transactions with affiliates, extensions of credit and dealings with insiders and their related interests; anti-money laundering Laws; the USA PATRIOT Act; the Bank Secrecy Act; the Equal Credit Opportunity Act; the Fair Housing Act; the Community Reinvestment Act; the Fair Credit Reporting Act; the Truth in Lending Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act; any regulations promulgated by the Consumer Financial Protection Bureau; and any other Law relating to discriminatory lending, financing or leasing practices, and Sections 23A and 23B of the Federal Reserve Act and (ii) with the Bank’s legal lending limit;

(b)     The Bank and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Parent’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c)     Except as set forth in Disclosure Schedule Section 3.12(c), none of Parent, the Bank or any of their Subsidiaries has received, since December 31, 2012, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 3.13. Material Contracts; Defaults.

(a)     Except as disclosed in Disclosure Schedule Section 3.13(a), neither the Bank nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of the Bank or any of its Subsidiaries to indemnification from the Bank or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Bank or its Subsidiaries; (v) which provides for payments to be made by the Bank or any of its Subsidiaries upon a change in control thereof; (vi) which provides for the lease of personal property having a value in excess of $50,000 individually or $125,000 in the aggregate; (vii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business of the Bank or any of its Subsidiaries; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (x) which materially restricts the conduct of any business by the Bank or any of its Subsidiaries (collectively, “Material Contracts”). Parent has previously made available to Buyer true, complete and correct copies of each such Material Contract.

(b)     Neither the Bank nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument, including but not limited to any Material Contract, to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Bank or any of its Subsidiaries is currently outstanding.

Section 3.14. Agreements with Regulatory Agencies. Except as set forth in Disclosure Schedule Section 3.14, neither the Bank nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, whether or not set forth in Disclosure Schedule Section 3.14, a “Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of the Bank’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has Parent, the Bank or any of their Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Agreement. To the Seller’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to the Bank or any of its Subsidiaries.

Section 3.15. Brokers. Neither Parent, the Bank nor any of their officers, directors or any of their Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to D.A. Davidson & Co. (“Financial Advisor”), in accordance with the terms of a letter agreement between D.A. Davidson & Co. and the Parent, a true complete copy of which has been previously delivered by Parent to Buyer. In addition, Seller will receive, prior to Closing, a written opinion from Financial Advisor to the effect that, subject to the limitations and qualifications expressed therein, as of the date thereof, the Purchase Price is fair, from a financial point of view, to Seller.

Section 3.16. Employee Benefit Plans.

(a)     All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, or required to be contributed to by the Bank, any of its Subsidiaries or related organizations described in Code Sections 414(b),(c) or (m) (“Controlled Group Members”) (i) covering current or former employees of the Bank, any of its Subsidiaries or Controlled Group Members (collectively, the “Bank Employees”), (ii) covering current or former directors of the Bank, any of its Subsidiaries, or Controlled Group Members, or (iii) with respect to which the Bank, any of its Subsidiaries, or any Controlled Group Members has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans and other policies, plans or arrangements whether or not subject to ERISA (the “Benefit Plans”), are identified and described in Disclosure Schedule Section 3.16(a). None of the Bank, any of its Subsidiaries or any Controlled Group Member has any stated plan, intention or commitment to establish any new benefit plan or to modify any Benefit Plan (except to the extent required by law).

(b)     Parent has provided Buyer with true and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three most recently completed plan years), the most recent IRS determination, opinion and advisory letters, with respect thereto and any material correspondence to or from any regulatory agency. In addition any annual and periodic accounting, service contract, fidelity bonds and employee and participant disclosures pertaining to the Benefit Plans (for the current plan year and three most recently completed plan years) have been made available to the Buyer.

(c)     All Benefit Plans are in material compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“401(a) Plan”), has received a favorable determination or opinion letter from the IRS, and the Parent is not aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be reasonably expected to result in the 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All Benefit Plans have been administered in accordance with their terms. There is no pending or, to the Seller’s Knowledge, threatened litigation or regulatory action relating to the Benefit Plans. Neither the Bank nor any of its Subsidiaries or any Controlled Group Members has engaged in a transaction with respect to any Benefit Plan, including a 401(a) Plan that could reasonably be expected to subject the Bank, any of its Subsidiaries or any Controlled Group Members to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program or Department of Labor voluntary fiduciary correction program submission. There are no audits, investigations, inquiries or proceedings pending or threatened by the IRS, the Department of Labor, any other regulatory agency, any state, political subdivision, municipality or instrumentality with respect to any Benefit Plan.

(d)     No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Bank, any of its Subsidiaries or Controlled Group Members with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Bank, any of its Subsidiaries, Controlled Group Members or any entity which is considered one employer with the Bank, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither the Bank nor any ERISA Affiliate (or their predecessor) has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. Neither the Bank nor any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time and none of the Bank, any of its Subsidiaries or Controlled Group Members has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated by this Agreement.

(e)     All contributions required to be made with respect to all Benefit Plans have been timely made or have been reflected in the Financial Statements. No Benefit Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(f)     No Benefit Plan provides or has any liability to provide life insurance, medical or other employee welfare benefits to any Bank Employee upon his or her retirement or termination of employment for any reason, except as may be required by Law (other than death benefits when termination occurs upon death), and neither the Bank nor any Subsidiary has ever represented or contracted (whether in oral or written form) to any Bank Employee (either individually, or to Bank Employees as a group) that such Bank Employee(s) would be provided with life insurance, medical or other employee welfare benefits, upon their retirement or termination of employment (other than death benefits when termination occurs upon death).

(g)     All Benefit Plans that are group health plans have been operated in material compliance with the group health plan continuation requirements of Section 4980B of the Code, as well as, all other applicable sections of ERISA, the Code, and the Public Health Service Act including, but not limited to, HIPAA, the Patient Protection and Affordable Care Act (as amended and including its implementing regulations and other guidance). The Bank may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder for further benefits coverage at any time after such termination.

(h)     Except as set forth in Disclosure Schedule Section 3.16(h) or otherwise provided for in this Agreement, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Bank Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting (except as required by law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, (v) limit or restrict the right of the Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Benefit Plans, or (vi) result in payments under any of the Benefit Plans which would not be deductible under Section 280G of the Code.

(i)     Each Benefit Plan that is a deferred compensation plan or arrangement is in compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409A(a)(4) of the Code, to the extent applicable. None of the Bank, any of its Subsidiaries or Controlled Group Members (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(j)     Disclosure Schedule Section 3.16(j) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of the Bank, any of its Subsidiaries or Controlled Group Members who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(k)     The Bank and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for the Bank, any of its Subsidiaries or Controlled Group Members for purposes of each Benefit Plan, ERISA, the Code, unemployment compensation laws, workers’ compensation laws and all other applicable Laws.

Section 3.17. Labor Matters. Neither the Bank nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to the Seller’s Knowledge threatened, asserting that the Bank or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Bank or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to the Seller’s Knowledge, threatened, nor is the Seller aware of any activity involving Bank Employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18. Environmental Matters.

(a)     Neither the Bank nor any of its Subsidiaries has caused a release of Hazardous Substances at, on, or under any real property currently or formerly owned, operated or leased by the Bank or any of its Subsidiaries (including buildings or other structures) nor, to the Seller’s Knowledge, has there been a release of Hazardous Substances at, on, under or affecting any real property currently or formerly owned, operated or leased by the Bank or any of its Subsidiaries or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against the Bank or any of its Subsidiaries.

(b)     Neither the Bank nor any of its Subsidiaries has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(c)     Neither the Bank nor any of its Subsidiaries has been determined by a Governmental Authority to be in violation of or noncompliant with any applicable Environmental Law.

(d)     Neither the Bank nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under any Environmental Law.

(e)     Neither the Bank nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(f)     Neither the Bank nor any of its Subsidiaries has received notice of any Lien or encumbrance having been imposed on property currently owned, operated or leased by the Bank or its Subsidiaries in connection with any liability or potential liability arising from or related to Environmental Law, and there is no action, proceeding, writ, injunction or claim pending or, to the Seller’s Knowledge, threatened which could result in the imposition of any such Lien or encumbrance on property currently owned, operated or leased by the Bank or any of its Subsidiaries.

(g)     Neither the Bank nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(h)     To the Seller’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Bank, any of its Subsidiaries, or any currently or formerly owned, operated or leased property, that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against the Bank or any of its Subsidiaries, or (ii) result in any restriction on the ownership, use, or transfer of any such property.

(i)     Parent has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to Parent and the Bank and in their possession or reasonably available to it relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned, operated or leased by the Bank or any of its Subsidiaries.

(j)     There is no litigation pending or, to the Seller’s Knowledge, threatened against the Bank or any of its Subsidiaries, or affecting any property now owned or, to the Seller’s Knowledge, formerly owned, used or leased by the Bank or any of its Subsidiaries or any predecessor, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(k)     To the Seller’s Knowledge there are no underground storage tanks on, in or under any property currently owned, operated or leased by the Bank or any of its Subsidiaries.

Section 3.19. Tax Matters.

(a)     Each of Parent, the Bank and their Subsidiaries has filed all Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth in Disclosure Schedule Section 3.19(a), all Taxes due and owing by Parent, the Bank or any of their Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of the Bank and which the Bank is contesting in good faith. Neither Parent nor the Bank is currently the beneficiary of any extension of time within which to file any Tax Return, and, except as set forth in Disclosure Schedule Section 3.19(a), neither Parent, the Bank nor any of their Subsidiaries currently has any open tax years. Since December 31, 2012 no claim has been made by any Governmental Authority in a jurisdiction where Parent or the Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent, the Bank or any of their Subsidiaries.

(b)     Parent, the Bank and each of their Subsidiaries, as applicable, have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)     No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are currently being conducted or, to the Seller’s Knowledge, pending with respect to Parent, the Bank or any of their Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Parent, the Bank or any of their Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Parent, the Bank and or any of their Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Parent, the Bank or any of their Subsidiaries.

(d)     Parent has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Parent and the Bank for taxable periods ended December 31, 2014, 2013 and 2012. Parent has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Parent or the Bank filed for the years ended December 31, 2014, 2013 and 2012. Parent and the Bank have timely and properly taken such actions in response to and in compliance with notices that Parent or the Bank has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e)     Neither Parent nor the Bank has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for which a liability could be asserted against Parent or the Bank in the future.

(f)     Neither Parent nor the Bank has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). To the Knowledge of Parent and the Bank, Parent and the Bank have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Except as set forth in Disclosure Schedule Section 3.19(f), neither Parent nor the Bank is a party to or bound by any Tax allocation or sharing agreement. The Bank (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than as a qualified subchapter S subsidiary of Parent), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g)     The unpaid Taxes of Parent and the Bank (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements delivered to Buyer (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Parent and the Bank in filing their consolidated Tax Returns. Since December 31, 2014, neither Parent nor the Bank has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h)     Neither Parent nor the Bank will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)     Neither Parent nor the Bank has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)     Parent has filed a federal income Tax return with the Bank (the Bank having previously elected qualified subchapter S subsidiary status under the Code) for the taxable year immediately preceding the current taxable year and is eligible to make the Section 338(h)(10) Election.

Section 3.20. Investment Securities. Disclosure Schedule Section 3.20 sets forth as of the Balance Sheet Date, the investment securities of the Bank and its Subsidiaries, as well as any purchases or sales of such securities between the Balance Sheet Date to and including the date hereof, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity,” as those terms are used in Accounting Standards Codification § 320, book values, fair values and coupon rates, and any gain or loss with respect to any investment securities sold during such time period after the Balance Sheet Date. Except as set forth in Disclosure Schedule Section 3.20, neither the Bank nor any of its Subsidiaries has purchased or sold any such securities listed and described thereon. Neither the Bank nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.

Section 3.21. Derivative Transactions.

(a)     All Derivative Transactions entered into by the Bank or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable Laws and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Bank or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. The Bank and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Seller’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b)     Except as set forth in Disclosure Schedule Section 3.21(b), no Derivative Transaction, were it to be a Loan held by the Bank or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import.

(c)     Each Derivative Transaction is listed on Disclosure Schedule Section 3.21(c), and the financial position of the Bank under or with respect to each has been reflected in the books and records of the Bank in accordance with GAAP, and no open exposure of the Bank with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as disclosed on Disclosure Schedule Section 3.21(c).

Section 3.22. Regulatory Capitalization. The Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the OCC.

Section 3.23. Loans; Nonperforming and Classified Assets.

(a)     Disclosure Schedule Section 3.23(a) identifies any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) held in the Bank’s loan portfolio (collectively, “Loans”), under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest as of the Balance Sheet Date and as of the date hereof.

(b)     Disclosure Schedule Section 3.23(b) identifies each Loan that as of the Balance Sheet Date was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” “Special Asset,” “Troubled Debt” or words of similar import by Parent, the Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder.

(c)     Disclosure Schedule Section 3.23(c) identifies each asset of the Bank or any of its Subsidiaries that as of the Balance Sheet Date was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since the Balance Sheet Date and any sales of OREO between the Balance Sheet Date and the date hereof, reflecting any gain or loss with respect to any OREO sold.

(d)     Each Bank Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Seller’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e)     All currently outstanding Bank Loans were solicited, originated and currently exist in material compliance with all applicable requirements of Law and the Bank’s lending policies at the time of origination of such Bank Loans, and the loan documents with respect to each such Bank Loan are complete and correct. To Seller’s Knowledge, there are no oral modifications or amendments or additional agreements related to the Bank Loans that are not reflected in the written records of the Bank. All such Bank Loans are owned by the Bank free and clear of any Liens, except that certain Bank Loans have been pledged as collateral to the Federal Home Loan Bank and to the Federal Reserve. No claims of defense as to the enforcement of any Bank Loan have been asserted in writing against the Bank for which there is a reasonable possibility of an adverse determination, and the Seller has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to the Bank. Except as set forth in Disclosure Schedule Section 3.23(e), none of the Bank Loans are presently serviced by third parties, and there is no obligation which could result in any Bank Loan becoming subject to any third party servicing.

(f)     Neither the Bank nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates the Bank or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of the Bank or any of its Subsidiaries, unless there is a material breach of a representation or covenant by the Bank or any of its Subsidiaries.

Section 3.24. Allowance for Loan and Lease Losses. The Bank’s allowance for loan and lease losses as reflected in each of (i) the latest balance sheet included in the Audited Financial Statements and (ii) in the balance sheet as of the Balance Sheet Date included in the Unaudited Financial Statements were, as of each of the dates thereof, in compliance with the Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25. Trust Business; Administration of Fiduciary Accounts. The Bank and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Bank, nor to Seller’s Knowledge, any of the directors, officers or employees of the Bank, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26. Investment Management and Related Activities. Except as set forth on Disclosure Schedule Section 3.26, none of the Bank, any of its Subsidiaries or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27. Repurchase Agreements. With respect to all agreements pursuant to which the Bank or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Bank or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28. Deposit Insurance. The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by Law, and the Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Seller’s Knowledge, threatened.

Section 3.29. CRA, Anti-money Laundering and Customer Information Security. Neither the Bank nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and none of Parent, the Bank nor any of their Subsidiaries is aware of or has Knowledge (because of the Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2014, filed with the OCC, the FDIC, or otherwise), that any facts or circumstances exist, which would cause the Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of the Bank has adopted and the Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30. Transactions with Affiliates. Except as set forth in Disclosure Schedule Section 3.30, there are no outstanding amounts payable to or receivable from, or advances by the Bank or any of its Subsidiaries to, and neither the Bank nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent (5%) or greater shareholder or other Affiliate of Parent or any of its Subsidiaries, or to the Seller’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Parent, the Bank or any of their Subsidiaries and other than deposits held by the Bank in the Ordinary Course of Business. Except as set forth in Disclosure Schedule Section 3.30, neither the Bank nor any of its Subsidiaries is a party to any transaction or agreement with any of its or Parent’s respective directors, Executive Officers or other Affiliates. All agreements between the Bank or any of its Subsidiaries and any of their respective Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.31. Tangible Properties and Assets.

(a)     Disclosure Schedule Section 3.31(a) sets forth a true, correct and complete list of all real property owned by the Bank and each of its Subsidiaries. Except as set forth in Disclosure Schedule Section 3.31(a), and except for properties and assets disposed of in the Ordinary Course of Business or as permitted by this Agreement, the Bank or its Subsidiaries has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for statutory Liens for amounts not yet delinquent.

(b)     Disclosure Schedule Section 3.31(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which the Bank or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither the Bank nor any of its Subsidiaries has received a written notice of, and the Seller otherwise has no Knowledge of, any default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by the Bank or any of its Subsidiaries of, or material default by the Bank or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To the Seller’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Disclosure Schedule Section 3.31(b), there is no pending or, to the Seller’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that the Bank or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. The Bank and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases.

(c)     Except as set forth on Disclosure Schedule Section 3.31(c), to Seller’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of the Bank and its Subsidiaries.

Section 3.32. Intellectual Property. Disclosure Schedule Section 3.32 sets forth a true, complete and correct list of all Bank Intellectual Property. The Bank or its Subsidiaries owns or has a valid license to use all Bank Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Bank Intellectual Property constitutes all of the intellectual property necessary to carry on the business of the Bank and its Subsidiaries as currently conducted. The Bank Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither the Bank nor any of its Subsidiaries has received notice challenging the validity or enforceability of the Bank Intellectual Property. The conduct of the business of the Bank or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of the Bank or any of its Subsidiaries to own or use any of the Bank Intellectual Property.

Section 3.33. Insurance.

(a)     Disclosure Schedule Section 3.33(a) identifies all of the material insurance policies, binders, or bonds currently maintained by or providing coverage to the Bank and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. The Bank and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of the Bank have determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, neither the Bank nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither the Bank nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion.

(b)     Disclosure Schedule Section 3.33(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by the Bank or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by the Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under the Bank’s BOLI. Neither the Bank nor any of its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

Section 3.34. Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.35. Disclosure. The representations and warranties contained in this Article III, when considered as a whole and with the Disclosure Schedule, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

Section 3.36. ESOP Administration. All transactions involving the purchase of securities by the ESOP have (i) been fair to the ESOP from a financial point of view, (ii) included a purchase price equal to or less than fair market value of the securities purchased and (iii) been effectuated in compliance with ERISA and the Code. The ESOP is an employee stock ownership plan invested in qualified employer securities as defined by ERISA Section 407(d)(6).  Each loan and other extension of credit made to the ESOP was at the origination date, is and has at all times been an exempt loan as required by the Code and ERISA.  No prohibited transaction involving the ESOP under Code § 4975 or ERISA § 406 has occurred, except for such transactions that complied with an applicable exception.

Section 3.37. No Knowledge of Breach. None of the Seller, the Bank or any of their Subsidiaries has any Knowledge of any facts or circumstances that would result in Buyer or Buyer Bank being in breach on the date of execution of this Agreement of any representations and warranties of Buyer or Buyer Bank set forth in Article IV.

Section 3.38. Material Adverse Effect. Since December 31, 2013, there has not been any matter that, individually or in the aggregate, has had, or would be reasonably expected to have a Material Adverse Effect on the Bank, and to Seller’s Knowledge, no fact or condition exists that would reasonably be expected to have a Material Adverse Effect on the Bank.

Section 3.39. Accredited Investor. Parent is an accredited investor as such term is defined in SEC Rule 501, promulgated under the Securities Act, and, to the Knowledge of Parent, each shareholder of Parent that will receive Stock Consideration following the Closing is and, at the time of such distribution by Parent, will be an accredited investor. Except as provided in Section 5.26(i), Parent (and, to the Knowledge of Parent, each of the shareholders of Parent that may receive the Stock Consideration as contemplated by Section 5.26(i)) is acquiring the Stock Consideration for investment purposes and without a view to a distribution of the Stock Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01. Making of Representations and Warranties. Buyer hereby represents and warrants to the Seller that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02. Organization, Standing and Authority.

(a)     Buyer is an Arkansas corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. Buyer has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

(b)     This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer on or prior to the date hereof. No vote of the shareholders of Buyer is required by Law, the Organizational Documents of Buyer or otherwise to approve this Agreement and the transactions contemplated hereby. Buyer has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Seller, this Agreement is a valid and legally binding obligation of Buyer, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.03. Capital Stock. The authorized capital stock of Buyer consists solely of (a)  5,000,000 shares of preferred stock, $.01 par value per share, of which, as of March 31, 2015 no shares were outstanding and (b) 100,000,000 shares of Buyer Common Stock, of which, as of March 31, 2015, (i) 33,375,753 shares were outstanding, (ii) no shares were held by Buyer’s Subsidiaries, and (iii) 392,961 shares were subject to vesting requirements or reserved for future issuance pursuant to outstanding options granted under Buyer’s 2011 Omnibus Equity Incentive Plan. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Person. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

Section 4.04. SEC Documents; Other Reports.

(a)     Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since December 31, 2012 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports.

(b)     Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2012 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2012 which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Buyer or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.05. Financial Statements; Internal Controls.

(a)     The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(b)     The records, systems, controls, data and information of Buyer are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control Buyer or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Buyer has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Buyer has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act.

(c)     Buyer's management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and to the Company, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(d)     Since December 31, 2014, (i) neither Buyer nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Buyer has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or its internal accounting controls, including any material complaint, allegation, assertion or claim that it has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer, whether or not employed by it, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

Section 4.06. Regulatory Approvals; No Defaults.

(a)     No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement, except for (i) the Regulatory Approvals and (ii) any filings required to effectuate the Bank Merger. As of the date hereof, Buyer is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner.

(b)     Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 4.06(a) and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Organizational Documents of Buyer, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.07. Absence of Certain Changes or Events. Except as reflected or disclosed in the Buyer Annual Report on Form 10-K for the year ended December 31, 2014 or in the Buyer Reports since December 31, 2014, as filed with the SEC, there has been no change or development with respect to Buyer and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer or its Subsidiaries.

Section 4.08. Brokers. Neither Buyer nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, for which Parent will be liable or have any obligation with respect thereto.

Section 4.09. Tax Matters. Buyer and each of its Subsidiaries have filed all material Tax Returns that they were required to file under applicable Laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Neither Buyer nor any of its Subsidiaries currently has any open tax years prior to 2012. Since December 31, 2012, no claim has been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Buyer is eligible to make the Section 338(h)(10) Election.

Section 4.10. Financing. Buyer has authorized and unissued shares and available funds in amounts sufficient for the purpose of distributing the Stock Consideration and the Buyer Cash Consideration.

Section 4.11. Material Adverse Effect. Since December 31, 2013, there has not been any matter that, individually or in the aggregate, has had, or would be reasonably expected to have a Material Adverse Effect on Buyer, and to Buyer’s Knowledge, no fact or condition exists that would reasonably be expected to have a Material Adverse Effect on Buyer.

ARTICLE V

COVENANTS

Section 5.01. Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Parent shall carry on its business, including the business of the Bank and each of their Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, Parent, the Bank and each of their Subsidiaries shall, in respect of loan loss provisioning, securities portfolio management, compensation and other expense management and other operations which might impact the Bank’s equity capital, operate only in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed). Parent will use commercially reasonable efforts and will cause the Bank to use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Parent, the Bank and their Subsidiaries, (iii) preserve for itself and Buyer the goodwill of the customers of the Bank and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without further limiting the generality of the foregoing provisions in this Section 5.01, and except as set forth in the Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, none of Parent, the Bank or any of their Subsidiaries shall, or permit the Bank or any of its Subsidiaries to, subsequent to the date of this Agreement:

(a)     Stock. (i) Issue, sell, grant, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing or (ii)  except as expressly permitted by this Agreement, change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b)     Dividends; Other Distributions. Other than (i) as set forth on Disclosure Schedule Section 5.01(b), (ii) as expressly permitted or required by this Agreement, or (iii) for distributions solely for the payment of shareholder subchapter S tax liability, in accordance with past practice and with the prior approval of Buyer, which approval shall not be unreasonably withheld or delayed, declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock.

(c)     Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance or similar agreements or arrangements with any director, officer or employee of the Bank or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in compensation to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 4% for any individual or 3% in the aggregate for all employees of the Bank or any of its Subsidiaries other than as disclosed on Disclosure Schedule Section 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to Buyer and set forth on Disclosure Schedule Section 5.01(c), and (iv) bonus payments in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such payments shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d)     Hiring; Promotions. (i) Hire any person as an employee of the Bank or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business, or (ii) promote any employee, except to satisfy contractual obligations existing as of the date hereof and set forth on Disclosure Schedule Section 5.01(d), if any (provided that any requisite consent of Buyer will not be unreasonably withheld or delayed).

(e)     Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Disclosure Schedule Section 5.01(e), (iii) as previously disclosed to Buyer and set forth on Disclosure Schedule Section 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of the Bank or any of its Subsidiaries.

(f)     Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth on Disclosure Schedule Section 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any officers or directors of Parent, the Bank or their Subsidiaries or any of their immediate family members or any Affiliates of any of such officers or directors other than compensation or business expense reimbursement in the Ordinary Course of Business.

(g)     Dispositions. Except in the Ordinary Course of Business, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or cancel or release any indebtedness owed to the Bank or any of its Subsidiaries.

(h)     Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity, except for purchases specifically approved by Buyer pursuant to any other applicable paragraph of this Section 5.01.

(i)     Capital Expenditures. Except as set forth on Disclosure Schedule Section 5.01(i), make any capital expenditures in amounts exceeding $50,000 individually, or $100,000 in the aggregate.

(j)     Governing Documents. Amend the Organizational Documents of Parent, the Bank or any of their Subsidiaries.

(k)     Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP.

(l)     Contracts. Except as set forth on Disclosure Schedule Section 5.01(l), enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy, except for any amendments, modifications or terminations requested by Buyer.

(m)     Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Bank or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by the Bank or any of its Subsidiaries of an amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of the Bank or any of its Subsidiaries.

(n)     Banking Operations. Enter into any new material line of business; change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract or commitment with respect to branching or site location or branching or site relocation.

(o)     Derivative Transactions. Enter into or terminate any Derivative Transaction.

(p)     Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds and sales of certificates of deposit, which are in each case in the Ordinary Course of Business) (provided that any requisite consent of Buyer will not be unreasonably withheld or delayed).

(q)     Investment Securities. Acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposit issued by other banks, unless Parent or the Bank has provided written notice to Buyer at least two (2) Business Days prior to making any such proposed acquisition, sale or disposal, nor classify any security now held in or subsequently purchased for the Bank’s investment portfolio as other than “available for sale,” as that term is used in Accounting Standards Codification § 320.

(r)     [Reserved].

(s)     Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed on Disclosure Schedule Section 5.01(s), make, renew, increase, modify, renegotiate or extend any (i) secured loan over $1,500,000, (ii) unsecured loan over $100,000, (iii) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios including high volatility commercial real estate loans, (iv) loan, secured or unsecured, that would create an exception to Bank’s loan policy, or (v) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of the Bank or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $3,000,000, unless Parent or the Bank has provided written notice to Buyer at least two (2) Business Days prior to making any such proposed loan or extension of credit described in (i) through (v) above, including a summary of the proposed terms. The limits set forth in (i) through (v) of this Section 5.01(s) may be modified or increased upon mutual agreement of the parties, provided such adjustments shall be memorialized in writing by all parties hereto.

(t)     Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by the Bank or its Subsidiaries.

(u)     Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by the Bank or any of its Subsidiaries under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which the Bank or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.

(v)     Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) 1527-05 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property, unless a Phase II investigation has been subsequently conducted and the analytical results eliminate the concern(s) identified in the prior Phase I.

(w)     Adverse Actions. Take any action or fail to take, or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Stock Sale set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable Law or regulation.

(x)     Common Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(y)     Facilities. Except as set forth on Disclosure Schedule Section 5.01(y) or as required by Law, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by Buyer.

(z)     Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02. Covenants of Buyer.

(a)     Affirmative Covenants. From the date hereof until the Effective Time, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b)     Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Parent, Buyer will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent or impair Buyer’s ability to consummate the Stock Sale or the transactions contemplated by this Agreement or (ii) or agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end. Without limiting the generality of the foregoing, Parent shall use its commercially reasonable efforts to cause to be delivered to Buyer all information pertaining to Parent and the Bank necessary for completion and submission of the Regulatory Approvals no later than July 31, 2015.

Section 5.04. Shareholder Approval. Parent agrees to take, in accordance with applicable Law and the Organizational Documents of Parent, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Parent’s shareholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the “Parent Meeting”) and shall take all lawful action to solicit such approval by such shareholders. Parent agrees to use commercially reasonable efforts to convene the Parent Meeting within seventy-five (75) days following the date hereof. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Parent shareholders at the Parent Meeting. Except to the extent provided otherwise in Section 5.08(b), the board of directors of Parent shall at all times prior to and during the Parent Meeting recommend approval of this Agreement by the shareholders of Parent (the “Parent Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of Buyer or take any other action or make any other public statement inconsistent with such recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Parent Shareholder Approval, Parent will not adjourn or postpone the Parent Meeting unless Parent is advised by counsel that failure to do so would result in a breach of the fiduciary duties of Parent’s board of directors. Parent shall keep Buyer updated with respect to the proxy solicitation results in connection with the Parent Meeting as reasonably requested by Buyer.

Section 5.05. Regulatory Filings; Consents.

(a)     Each of Buyer and Parent and their respective Subsidiaries shall cooperate and use its commercially reasonable efforts (i) to prepare all documentation, to promptly effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Stock Sale and the Bank Dividend in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Bank or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Bank or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of the Bank or any of its Subsidiaries or Buyer or any of its Subsidiaries or continue any portion of any Regulatory Agreement against Buyer after the Stock Sale (together, the “Burdensome Conditions”). Buyer and Seller will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Buyer or Seller to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Seller shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b)     Seller will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by the Seller, the Bank or any of their Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, the Bank or any of their Subsidiaries or their representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Seller, the Bank or any of their Subsidiaries or their representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting the Seller, the Bank or any of their Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Seller, the Bank or any of their Subsidiaries or their representatives). With respect to any of the foregoing, the Seller will consult with Buyer and its representatives as often as practicable under the circumstances so as to permit the Seller and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c)     Buyer will notify Parent promptly and shall promptly furnish Parent with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Buyer any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Buyer, its Subsidiaries or its representatives).

(d)     Notwithstanding the foregoing and except as otherwise required by applicable Law, the Seller agrees not to initiate or engage in any contact or communication with any Governmental Authority about the transactions contemplated by this Agreement and the Regulatory Approvals without the presence of or prior approval of representatives of the Buyer.

Section 5.06. Publicity. Buyer and Parent shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law. Without limiting the reach of the preceding sentence, Buyer and Parent shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Parent, the Bank and their Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated hereby.

Section 5.07. Access; Information.

(a)     Parent agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, Parent shall afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to Parent’s, the Bank’s and their Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to them as the Buyer may reasonably request and, during such period, shall from time to time furnish promptly to the Buyer all information concerning the business, properties and personnel of Parent, the Bank and their Subsidiaries as the Buyer may reasonably request.

(b)     No investigation by Buyer or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of Seller set forth in this Agreement, or the conditions to the respective obligations of Buyer and Seller to consummate the transactions contemplated hereby.

Section 5.08. No Solicitation by Seller; Superior Proposals.

(a)     Seller shall not, and shall cause the Bank and their Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of the Seller, the Bank or any of their Subsidiaries (collectively, the “Parent Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to Parent, the Bank or any of their Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Parent is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Parent Representatives, whether or not such Parent Representative is so authorized and whether or not such Parent Representative is purporting to act on behalf of the Parent or otherwise, shall be deemed to be a breach of this Agreement by the Parent. The Seller, the Bank and their Subsidiaries shall, and shall cause each of the Parent Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Seller, the Bank or any of their Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of Parent, the Bank or any of their Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Parent, the Bank or any of their Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Parent, the Bank or any of their Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Parent or the Bank, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding common stock of Parent or more than 50% of the assets of Parent and its Subsidiaries (including the Bank), taken as a whole, for consideration consisting of cash and/or securities and (ii) that Parent Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Buyer in response to such Acquisition Proposal, as contemplated by paragraph (c) of this Section 5.08, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of Parent from a financial point of view than the Stock Sale.

(b)     Notwithstanding Section 5.08(a) or any other provision of this Agreement, prior to the date of the Parent Meeting, Parent may take any of the actions described in Section 5.08(a) if, but only if, (i) Parent has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.08; (ii) the Parent Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to Parent’s shareholders under applicable Law; (iii) the Parent has provided Buyer with at least two (2) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Parent or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Parent receives from such Person a confidentiality agreement with terms no less favorable to Parent than those contained in the confidentiality agreement with Buyer. Parent shall promptly provide to Buyer any non-public information regarding Parent, the Bank or their Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

(c)     Parent shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Parent or the Parent Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). Parent agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)     Neither the Parent Board nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Stock Sale), the Parent Recommendation, fail to reaffirm the Parent Recommendation within three (3) Business Days following a request by Buyer, or make any statement, filing or release, in connection with the Parent Meeting or otherwise, inconsistent with the Parent Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Parent Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Parent or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.08(b)) or (B) requiring Parent to abandon, terminate or fail to consummate the Stock Sale or any other transaction contemplated by this Agreement.

(e)     Notwithstanding Section 5.08(d), prior to the date of the Parent Meeting, the Parent Board may withdraw, qualify, amend or modify the Parent Recommendation (a “Parent Subsequent Determination”) after the third (3rd) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Parent advising Buyer that the Parent Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.08) constitutes a Superior Proposal if, but only if, (i) the Parent Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to Parent’s shareholders under applicable Law, (ii) during the three (3) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), Parent and the Parent Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Parent to proceed with the Parent Recommendation without a Parent Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Parent Board has again in good faith made the determination (A) in clause (i) of this Section 5.08(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Parent shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.08(e), except that the Notice Period shall be reduced to two (2) Business Days.

(f)     Notwithstanding any Parent Subsequent Determination, this Agreement shall be submitted to Parent’s shareholders at the Parent Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Stock Sale) and nothing contained herein shall be deemed to relieve Parent of such obligation; provided, however, that if the Parent Board shall have made a Parent Subsequent Determination with respect to a Superior Proposal, then the Parent Board may recommend approval of such Superior Proposal by the shareholders of Parent and may submit this Agreement to Parent’s shareholders without recommendation, in which event the Parent Board shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to Parent’s shareholders.

Section 5.09. Employee Matters.

(a)     During the period commencing at the Closing and ending on the date which is 12 months from the Closing (or if earlier, the date of the employee's termination of employment with the Buyer), Buyer shall or shall cause an Affiliate of Buyer to provide each Bank employee who is employed immediately after the Closing with Buyer or an Affiliate of Buyer (“Bank Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Bank immediately prior to the Closing; (ii) target bonus opportunities, if any, which are no less than the target bonus opportunities provided by Buyer or Buyer Bank for similarly-situated employees of Buyer or Buyer Bank immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Buyer or Buyer Bank for similarly-situated employees of Buyer or Buyer Bank immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy of Buyer or Buyer Bank for similarly-situated employees of Buyer or Buyer Bank immediately prior to the Closing.

(b)     With respect to any employee benefit plan maintained by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any Bank Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to recognize all service of the Bank Continuing Employees with the Parent or the Bank, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Bank Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c)     Up to and including the Closing Date, Parent will maintain the Marshfield Investment Company & Affiliates Group Employee Healthcare Plan. Following the Closing Date through December 31 of the plan year in which the Closing Date occurs, Buyer will maintain the Marshfield Investment Company & Affiliates Group Employee Healthcare Plan.  Bank Continuing Employees and their eligible dependents will be eligible to enroll in Buyer’s health care plans for the plan year following the plan year that includes the Closing Date.  Any claims incurred by such Bank Continuing Employees and their eligible dependents under the Marshfield Investment Company & Affiliates Group Employee Healthcare Plan up to and including the Closing Date shall be the responsibility of Parent, to the extent not satisfied by the Marshfield Investment Company & Affiliates Group Employee Healthcare Plan. Any claims incurred by such Bank Continuing Employees and their eligible dependents under the Marshfield Investment Company & Affiliates Group Employee Healthcare Plan after the Closing Date through December 31 of the plan year in which the Closing Date occurs shall be the responsibility of Buyer to the extent not satisfied by the Marshfield Investment Company & Affiliates Group Employee Healthcare Plan. For purposes of this Section 5.09(c) a claim shall be deemed to have been incurred on the date on which medical or other treatment or service was rendered and not the date of inception of the related illness or injury or the date of submission of a claim related thereto.

(d)     Up to and including the Closing Date, Parent will maintain the Marshfield Investment Co. Flexible Spending Account Plan. Following the Closing Date through December 31 of the plan year in which the Closing Date occurs, Buyer will maintain the Marshfield Investment Co. Flexible Spending Account Plan, so long as and to the extent that Parent (or the trustee, if applicable) transfers to the Buyer or an Affiliate of Buyer (as applicable) all of each Bank Continuing Employee's balance under the Marshfield Investment Co. Flexible Spending Account Plan, in each case that has been withheld or funded but not distributed to the applicable Bank Continuing Employee as of the Closing Date.

(e)     This Section 5.09 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.09, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.09. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.09 shall not create any right in any employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.10. Notification of Certain Changes. Buyer and Parent shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect with respect to, in the case of Buyer, itself or any of its Subsidiaries, and in the case of Parent, the Bank or any of its Subsidiaries, or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Seller will supplement or amend the Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to any Disclosure Schedule or provision of information relating to the subject matter of any Disclosure Schedule after the date of this Agreement shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.02(a) or Section 7.03(a) hereof, as the case may be, or compliance by Buyer or Parent with the respective covenants and agreements of such parties set forth herein.

Section 5.11. Current Information. During the period from the date of this Agreement to the Effective Time, each of Parent and Buyer will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of the other party and to report the general status of the ongoing operations of Parent, the Bank and their Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, Parent agrees to provide to Buyer (i) a copy of each report filed by Parent, the Bank or any of their Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) a copy of the Bank’s monthly statement of condition and profit and loss statement within two (2) Business Days of the end of the month and, if requested by Buyer, a copy of the Bank’s daily statement of condition and daily profit and loss statement, which shall be provided within two (2) Business Days of such request.

Section 5.12. Board Packages. Parent shall distribute a copy of any Parent or Bank board package, including the agenda and any draft minutes, to Buyer via secure email or similar electronic means at the same time in which it distributes a copy of such package to the board of directors of Parent or the Bank; provided, however, that Parent shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any other matter that Parent’s or the Bank’s board of directors has been advised by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of the Parent’s attorney-client privilege.

Section 5.13. Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Parent shall use their commercially reasonable efforts to facilitate the integration of the Bank with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of the Bank and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer and Buyer Bank, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of the Bank and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by the Bank and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse Parent on request for any reasonable out-of-pocket fees, expenses or charges that Parent may incur as a result of taking, at the request of Buyer, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

Section 5.14. Access to Customers and Suppliers. From and after the date hereof, Parent shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of the Bank and its Subsidiaries for the purpose of facilitating the integration of the Bank and its business into that of Buyer Bank. In addition, after satisfaction of the conditions set forth in Section 7.01(a) and Section 7.01(b), Parent shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to customers of the Bank and its Subsidiaries for the purpose of facilitating the integration of the Bank and its business into that of Buyer Bank. Any interaction between Buyer and Parent’s, the Bank’s and any of their Subsidiaries’ customers and suppliers shall be coordinated by Parent or the Bank. Parent shall have the right to participate in any discussions between Buyer and the Bank’s customers and suppliers.

Section 5.15. Environmental Assessments.

(a)     Upon Buyer’s request, and to the extent that Parent or any of its Subsidiaries does not have reasonably current Phase I reports meeting the standards described below already in its possession, Parent shall cooperate with and grant access to an environmental consulting firm selected and paid for by Buyer (the “Environmental Consultant”), during normal business hours (or at such other times as may be agreed to by Parent), to any property set forth on Disclosure Schedule Section 3.31 for the purpose of conducting an ASTM Phase I, as it relates to providing an environmental site assessment to determine whether any such property may be impacted by a “recognized environmental condition,” as that term is defined by ASTM. Each Phase I shall be delivered in counterpart copies to Buyer and Parent, and will include customary language allowing both Buyer and Parent to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I to Parent and Buyer for review and comment prior to the finalization of such report.

(b)     To the extent the final version of any Phase I identifies any “recognized environmental condition,” Parent shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by Parent), to the property covered by such Phase I for the purpose of conducting a Phase II limited site assessment, including subsurface investigation of soil, soil vapor, and groundwater, designed to further investigate and evaluate any “recognized environmental condition” identified in the Phase I, the cost of which shall be shared equally between Buyer and Parent.

(c)     Where any Phase I identifies the presence or potential presence of radon, asbestos containing materials, mold, microbial matter, or polychlorinated biphenyls (“Non-scope Issues”), Parent shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by Parent) to the property covered by such Phase I, for the purpose of conducting surveys and sampling of indoor air and building materials designed to investigate such identified Non-scope Issue, the cost of which shall be shared equally between Buyer and Parent.

(d)     Any work conducted by the Environmental Consultant pursuant to subsections (b) and (c) (“Additional Environmental Assessment”) will be pursuant to a scope of work prepared by the Environmental Consultant and reasonably acceptable to Parent and Buyer.

(e)     The reports of any Additional Environmental Assessment will be given directly to Buyer and to Parent by the Environmental Consultant.

Section 5.16. Certain Litigation. In the event that any shareholder litigation related to this Agreement or the Stock Sale and the other transactions contemplated by this Agreement is brought, or, to Seller’s Knowledge, threatened, against Parent and/or the members of the board of directors of Parent prior to the Effective Time, Parent shall give Buyer the opportunity to participate in the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld). Parent shall promptly notify Buyer of any such shareholder litigation brought, or threatened, against Parent and/or members of the board of directors of Parent within one (1) Business Day after Parent receives notice of any such claim or threat, and shall keep Buyer reasonably informed with respect to the status thereof.

Section 5.17. Director Resignations. Parent shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of the Bank and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.18. Coordination.

(a)     Prior to the Effective Time, Parent and its Subsidiaries shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of the Bank with Buyer Bank. Without limiting the foregoing, senior officers of Parent and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of the Bank and its Subsidiaries, and Parent shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of the Bank or any of its Subsidiaries prior to the Effective Time. Parent shall permit representatives of Buyer and Buyer Bank to be onsite at the Bank to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b)     Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, Parent shall cause each of the Bank and its Subsidiaries to modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied, on a basis that is consistent with that of Buyer Bank. In order to promote a more efficient and orderly integration of operation of the Bank with Buyer Bank, from the date of execution of this Agreement and prior to the Effective Time, as more particularly set forth in and subject to the provisions of Section 5.01(q), Parent shall use commercially reasonable efforts to cause the Bank to sell or otherwise divest itself of such investment securities and loans as are reasonably identified by Buyer and agreed to in writing between Parent and Buyer from time to time prior to the Closing Date, such identification to include a statement as to Buyer’s business reasons for such divestitures. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.18(b) need be made prior to the satisfaction of the conditions set forth in Section 7.01(a) and Section 7.01(b).

(c)     Parent shall use commercially reasonable efforts to cause the Bank, consistent with GAAP and regulatory accounting principles, to adjust, at Buyer’s reasonable request, internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Section 7.01(a) and Section 7.01(b).

(d)     Prior to the Effective Time, Parent and its Subsidiaries shall take any actions Buyer may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Material Contracts that Buyer may request, including but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to, or immediately upon, the Closing, and shall cooperate with Buyer and use commercially reasonable efforts to negotiate specific provisions that may be requested by Buyer in connection with any such any amendment, modification or termination.

(e)     Subject to Section 5.18(b), Buyer and Parent shall cooperate (i) to minimize any potential adverse impact to Buyer under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), (ii) to maximize potential benefits to the Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations and (iii) to allow Buyer to obtain all information necessary for Buyer, in its reasonable discretion, to timely make all purchase accounting adjustments in accordance with GAAP.

(f)     Parent shall use its commercially reasonable efforts to cause an employment agreement, in a form acceptable to Buyer, to be executed and delivered by Mark McFatridge at the Closing.

(g)     Parent and the Bank shall take all actions necessary and within their power to (i) cause all applicable Governmental Authorities to approve the Bank Dividend and (ii) authorize, declare and pay the Bank Dividend on the Closing Date.

(h)     Buyer and Parent agree to take all action necessary and appropriate to cause the Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Bank Merger Agreement as of the Effective Time, or such later time, if any, as determined by Buyer.

Section 5.19. Confidentiality. In addition to the parties’ respective obligations under the existing non-disclosure agreement previously entered into between the parties or their duly authorized representatives, which obligations are hereby reaffirmed and adopted, and incorporated by reference herein, each party hereto shall, and shall cause its directors, Executive Officers, advisers and agents to, maintain the confidentiality of all confidential information, whether written or oral, furnished to it by the other party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. For purposes of this Section 5.19, the term “confidential information” shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a non-confidential basis from a source other than the non-disclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

Section 5.20. Insurance. Following the Closing Date, the Bank and its Subsidiaries shall no longer be insured under any insurance policy of Parent.

Section 5.21. Intercompany Matters.

(a)     At or prior to the Closing, Parent shall take, or cause to be taken, all such actions necessary so that Intercompany Receivables and Intercompany Payables shall have been settled or paid; provided that, the parties hereby agree to work in good faith to agree upon mutually acceptable procedures for the settlement or payment of trailing activities.

(b)     Except as otherwise provided in this Agreement, Parent shall take, or cause to be taken, all actions necessary to sever all contractual relationships between Parent and the Bank, including entry into one or more termination and release agreements, in forms satisfactory to Buyer, pursuant to which all agreements, contracts, arrangements, covenants, guaranties, indemnities or other obligations, other than the loans set forth on Disclosure Schedule Section 3.30, of or between the Bank and its Subsidiaries, on the one hand, and Parent, the Parent Controlling Shareholders or any of their Affiliates (other than the Bank and its Subsidiaries), on the other hand, whether relating to products, services or support provided to or by the Bank and its Subsidiaries or otherwise. Such termination and release agreements shall be effective at the Effective Time and shall be without expense, penalty, fee or cost to the Bank or its Subsidiaries. For the avoidance of doubt, this Section 5.21(b) shall have no effect on any indemnification or other post-Closing obligations of Parent contemplated in this Agreement.

Section 5.22. ESOP Matters. Prior to the Closing Date, Parent shall take such action to become the Plan Sponsor (as defined in ERISA Section 3(16)) and the Administrator (as defined in ERISA Section 3(16)) of the ESOP, and shall complete such duties and obligations required therewith, including, but not limited to, filing applicable Forms 5500. Prior to the Closing Date, Parent shall take such action, and shall cause the Bank to take such action, as required to (i) remove the Bank as a participating employer of the ESOP and (ii) terminate the ESOP. Parent shall make all appropriate and necessary amendments to the ESOP (i) that are required to ensure the ESOP is in compliance with all Laws and any and all applicable legislative and regulatory changes, and (ii) to effectuate the termination of the ESOP. As of the termination date of the ESOP, Parent shall take all actions necessary to cause the participants in the ESOP to become 100% vested in their account balances under the ESOP. Parent shall submit the terminated ESOP to the IRS for, and obtain from the IRS, a determination letter that the termination of the ESOP does not adversely affect the qualified status of the ESOP and distribute cash to all participants as soon as is reasonably practicable, but in no event later than ninety (90) days following receipt of such determination letter. Such submission shall be within ninety (90) days of the Closing Date and a copy of such filing shall be provided to Buyer. Parent shall provide documentation to Buyer evidencing the actions taken to comply with this Section

Section 5.23. D&O Indemnification.

(a)     For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.23(b)(iv), Buyer shall indemnify, defend and hold harmless the present and former directors and officers of the Bank (the “D&O Indemnified Parties”), against all Losses as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for the Bank occurring at or before the Effective Time (including the transactions contemplated hereby), to the same extent as such persons have the right to be indemnified pursuant to the Organizational Documents of the Bank, in effect on the date of this Agreement, to the extent permitted by applicable Law.

(b)     Any D&O Indemnified Party wishing to claim indemnification under this Section 5.23 shall promptly notify Buyer upon learning of any Claim, provided that failure to so notify shall not affect the obligation of Buyer under this Section 5.23, unless, and only to the extent that, Buyer is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such D&O Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such D&O Indemnified Parties in connection with the defense thereof, (ii) the D&O Indemnified Parties will cooperate in the defense of any such matter, (iii) Buyer shall not be liable for any settlement effected without its prior written consent and (iv) Buyer shall have no obligation to indemnify any D&O Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of a D&O Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(c)     For a period of six years following the Effective Time, Buyer will use its commercially reasonable efforts to provide director's and officer's liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of the Bank or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the D&O Indemnified Party, as that coverage currently provided by the Bank; provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 5.23, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.23(c)); and provided, further, that officers and directors of the Bank or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premiums paid by the Bank for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d)     If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.23.

The provisions of this Section 5.23 are intended to be for the benefit of, and shall be enforceable by each D&O Indemnified Party, and each D&O Indemnified Party’s heirs and personal and legal representatives.

Section 5.24. Information Technology Agreement. Within thirty (30) days after the date of this Agreement, Parent and the Bank shall provide notice to Fiserv Solutions, Inc. (“Fiserv”) of the Bank’s intention to terminate the Master Agreement between Fiserv and the Bank, such termination to be effective at the Effective Time or such other time as may be mutually agreed to among Fiserv, Parent, the Bank and Buyer.

Section 5.25. Director Position. Following the Closing, Buyer will cause one (1) current member of the board of directors of Seller or the Bank, who is acceptable to Buyer and who satisfies the criteria for an “independent” director under applicable NASDAQ listing standards, to be elected to the board of directors of Buyer.

Section 5.26. Distribution of Stock Consideration. Following the Closing, Seller acknowledges that the Stock Consideration will be subject to restrictions on transfer as provided in SEC Rule 502(d) promulgated under the Securities Act and that such Stock Consideration cannot be transferred or distributed except (i) to such shareholders of Seller that are accredited investors (as such term is defined in SEC Rule 501), as such distribution following the Closing is presently contemplated, (ii) pursuant to a registration statement or (iii) pursuant to an exemption from registration. It is further acknowledged that the Stock Consideration, in the hands of the accredited investor shareholders of Seller (such distribution as contemplated in (i) above), will continue to be subject to restrictions on transfer, and such Stock Consideration may not be sold, transferred or otherwise distributed by such shareholders without registration or exemption therefrom.

ARTICLE VI

TAX MATTERS

Section 6.01. Indemnification for and Allocation of and Procedures Regarding Taxes.

(a)     Without limiting Seller’s indemnification obligations under Article VIII hereof, the Seller shall be responsible for and shall jointly and severally indemnify and hold the Bank and the Buyer Indemnified Parties harmless from, and shall pay to the Bank and the Buyer Indemnified Parties the amount of, or reimburse the Bank and the Buyer Indemnified Parties for, any adverse consequences arising out of, or in connection with, whether directly or indirectly (i) Taxes imposed on the Bank (or any Buyer Indemnified Party as successor or transferee of the Bank) or with respect to the assets or business of the Bank for any taxable period ending on or prior to the Closing Date and for the portion of any Straddle Period ending on the Closing Date (“Pre-Closing Tax Periods”), (ii) the obligation of Seller for Taxes pursuant to Section 6.03, and (iii) Taxes (A) of any member of an affiliated, consolidated, combined or unitary group of which the Bank is or was a member on or prior to the Closing Date or (B) of any Person imposed on the Bank as a transferee or successor, by operation of law or pursuant to any tax sharing, tax indemnity, tax allocation or other similar agreement, which Taxes relate to either a liability existing or to an event or transaction occurring on or before the Closing Date.

(b)     Without limiting any of the indemnification obligations of Buyer under Article VIII hereof, Buyer shall be responsible for and shall indemnify and hold the Seller Indemnified Parties harmless from, and shall pay to the Seller Indemnified Parties the amount of, or reimburse the Seller Indemnified Parties for (i) Taxes imposed on the Bank for any taxable period beginning after the Closing Date and for the portion of any Straddle Period beginning after the Closing Date and (ii) the obligation of Buyer for Taxes pursuant to Section 6.03.

(c)     In the case of Taxes that are payable with respect to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), such Taxes shall be apportioned between the period deemed to end on the Closing Date and the period deemed to begin on the day following the Closing Date on the basis of an interim closing of the books, except that Taxes imposed on a periodic basis (such as real or personal property Taxes) shall be allocated on a daily basis.

(d)     Any indemnity payment made pursuant to this Article VI shall be treated by Seller and Buyer as an adjustment to the Purchase Price. For the avoidance of doubt, indemnity obligations pursuant to this Article VI shall not be subject to or in any way affect the calculation of the limits indemnification, including the Cap and the Basket Amount set forth in Section 8.05.

Section 6.02. Filing of Tax Returns.

(a)     Parent shall include the income of the Bank on the federal income Tax Return of Parent for all periods ending on or before the Closing Date and shall pay any federal income Tax attributable to such income. For all taxable periods ending on or before the Closing Date, to the extent not already filed, Parent shall cause the Bank to join in the consolidated federal income Tax Return of Parent and, in jurisdictions requiring separate reporting from the Bank, to file state and local income Tax Returns. All such Tax Returns shall be prepared and filed by Parent in a manner reasonably consistent with past practice. At least 30 days prior to the filing of any such separate-company Tax Return, Parent shall provide Buyer with a copy of such Tax Return for Buyer’s review and comment.

(b)     Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of the Bank for all taxable periods other than those for which Parent is responsible pursuant to Section 6.02(a) of this Agreement, provided however, that with respect to any such Tax Returns for a Straddle Period, Buyer shall prepare (or cause to be prepared) such Tax Returns in a manner reasonably consistent with past practice of the Bank. At least 30 days prior to the filing of any such Tax Return with respect to a Straddle Period, Buyer shall provide Seller with a copy of the Tax Return for Seller’s review and comment, and Buyer shall make any changes with respect to Pre-Closing Tax Periods reasonably requested by Seller. Along with the copy of such Tax Return with respect to a Straddle Period, Buyer shall provide Seller with a statement calculating in reasonable detail any obligations of the Parent with respect to Taxes for any Pre-Closing Tax Period, if any, pursuant to Section 6.01(a).

Section 6.03. Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including, without limitation, any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby and any other similar Tax that may be imposed, shall be paid 50% by the Parent and 50% by Buyer, and Parent will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation. The deemed sale of the assets of the Bank are assets that the Bank is not engaged in the business of selling.

Section 6.04. Procedures Relating to Tax Claims.

(a)     If Buyer or the Bank receives notice of a pending audit of the Bank, or if an assessment or written claim for Taxes shall be made by any Governmental Authority, which audit, assessment or claim, if successful, might result in a payment to Buyer pursuant to Section 6.01(a) or Article VIII for breach of any representation or warranty under Section 3.19 (a “Tax Claim”), Buyer or the Bank shall forward a copy of such Tax Claim to Parent within ten (10) days of receipt of such Tax Claim. If Buyer or the Bank fails to forward a copy of such Tax Claim within such period, Parent shall not be liable to the Bank or the Buyer Indemnified Parties to the extent Parent’s position with respect to such Tax Claim is prejudiced as a result of such failure.

(b)     Parent shall have the right to participate with Buyer in any Tax audit or administrative or court proceeding related to Pre-Closing Tax Periods, and to employ counsel of its choice at its expense. Buyer agrees that it will cooperate, and cause the Bank to cooperate, fully with Parent and Parent’s counsel in the defense against any Tax Claim. Buyer shall have the sole right to represent the Bank in any Tax audit or administrative or court proceeding related to taxable periods beginning after the Closing Date, and to employ counsel of its choice at its expense. Parent agrees to cooperate, at its expense, fully with Buyer and its counsel in the defense against any claim in any said proceeding. Further, notwithstanding the foregoing, Parent shall not agree to any settlement concerning Taxes for any taxable period ending on or before the Closing Date, which settlement may result in an increase in Taxes of the Bank for any taxable period ending after the Closing Date, without the prior written consent of Buyer, nor shall Buyer agree to any settlement concerning Taxes for any taxable period ending after the Closing Date which may result in an increase in Taxes of the Bank for any Pre-Closing Tax Period, without the prior written consent of Parent. Any consent required to be given under this Section may not be unreasonably withheld.

(c)     After the Closing Date, Parent and Buyer shall consult in good faith during the course of any audits or administrative or judicial proceedings pertaining to Taxes of, or which may affect, the Bank for Pre-Closing Tax Periods. Such consultations shall include, but not be limited to, consultations concerning any ongoing or future audits related to any period or portion thereof ending prior to or including the Closing Date and court proceedings with respect thereto. Buyer or Parent, as the case may be, shall be made aware of any meetings and conferences related thereto and have the right (to the extent permissible by law) to have a representative present at those conferences.

Section 6.05. Cooperation, Exchange of Information and Record Retention. Each of the parties recognizes that the other parties and their respective Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information regarding Tax matters of the Bank to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, from and after the Closing Date, Seller and Buyer shall, and shall cause their Affiliates (including, in the case of Buyer, the Bank) to (i) retain and maintain all records, including all Tax Returns, schedules and work papers, books, records and other documents in its or their possession relating to Tax matters of the Bank for each Pre-Closing Tax Period and for any Straddle Period until expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate (giving effect to any valid extensions requested by the other party and made known to the party requesting such documentation) plus six (6) months, (ii) allow any other party or parties (as appropriate) and its or their agents and representatives (and agents or representatives of any Affiliates), upon reasonable notice and at mutually convenient times, to inspect, review and make copies of such records (at the expense of the party or parties requesting the records) as such party or parties may deem reasonably necessary or appropriate from time to time, (iii) execute any document (including any power of attorney) that may be necessary or reasonably helpful in connection with any Tax Claim or the filing of a Tax Return or refund with respect to the Bank and (iv) use commercially reasonable efforts to obtain Tax Returns, schedules and work papers, books, records and other documents and provide additional facts, insights or views as reasonably requested by the other party or parties, in each case, that may be necessary or helpful in connection with any Tax Returns or Tax Claims of the Bank. Buyer shall cause the Bank to provide Seller with written notice ninety (90) days prior to transferring, destroying or discarding the last copy of any records, books, work papers, reports, correspondence and other similar materials, and Seller shall have the right, at their expense, to copy or take any such materials. Any information obtained under this Section 6.05 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

Section 6.06. Section 338(h)(10) Election. Parent and Buyer shall make a timely joint election under Section 338(h)(10) of the Code, and any similar election as may be available under applicable state or local law (collectively, the “Section 338(h)(10) Election”), with respect to the Stock Sale. Parent shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election in their Tax Returns to the extent required by applicable laws. Parent and Buyer agree to timely execute any and all forms (including IRS Forms 8023 and 8883 and all such forms, schedules and attachments as are necessary or required to be filed therewith pursuant to the applicable Treasury Regulations (and any similar election as may be available under applicable state or local law)) as are required in order to make a valid Section 338(h)(10) Election and Parent and Buyer shall each take such other actions as are necessary to make or perfect the Section 338(h)(10) Election. For purposes of executing and filing the IRS Forms 8023 and 8883 (i) Parent and Buyer shall mutually prepare initial drafts of IRS Forms 8023 and 8883 for Closing, (ii) within ninety (90) days after the Closing, Parent and Buyer shall cooperate in good faith to finalize and execute such forms and (iii) Buyer and Parent shall timely file one executed original IRS Form 8023 and Form 8883 with the IRS. All forms filed by Parent and Buyer in connection with the Section 338(h)(10) Election shall be filed with the appropriate Governmental Authority not later than sixty (60) days before the last date for the filing thereof and the contents thereof shall be consistent with the Allocation Schedule and copies shall be provided to the other party.

Section 6.07. Survival of Tax Provisions. Any claim to be made pursuant to this Article VI must be made before the expiration of the applicable statute of limitations (giving effect to any valid extensions) relating to the Taxes at issue plus 60 days.

Section 6.08. Other Tax Provisions.

(a)     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, neither the Bank nor the Parent shall make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

(b)     Parent shall make available for Buyer’s inspection, as reasonably requested, copies of those federal, state, county, local and foreign Tax Returns, reports and estimates for periods on or prior to the Closing Date for the Bank to the extent not previously provided to Buyer.

(c)     Parent shall cause any and all Tax allocation or sharing agreements (including any indemnity arrangements) or similar agreements or arrangements (collectively “Tax Sharing Agreements”) to which the Bank is a party or is otherwise subject to be terminated effective as of the Closing Date, and any payment, liability or other obligation with respect to any such Tax Sharing Agreements shall be paid or satisfied on or prior to the Closing Date, except for those Tax Sharing Agreements for which payment is not yet due as of the Closing Date, the payment of which Parent shall be responsible in accordance with Section 6.01.

Section 6.09. Refund Claims. Except as otherwise provided herein, Parent shall be entitled to receive from Buyer all refunds (or credits for overpayments actually realized by Buyer) of Taxes, including any interest thereon received from any Governmental Authority, attributable to Pre-Closing Tax Periods. Promptly upon receipt of any such Tax refund (or credits for overpayment actually realized by Buyer), and in no event later than ten (10) Business Days after receipt by Buyer, Buyer will, and will cause the Bank to, deliver and pay over, by wire transfer of immediately available funds, such Tax refunds (or credits for overpayments actually realized by Buyer), including any interest thereon received from any Governmental Authority, less any fees and expenses Buyer incurs for obtaining such refund, to Parent. Buyer shall, as soon as is reasonably practicable and in no event later than ten (10) Business Days after a reasonable request by Parent, cause the Bank to file, at Parent’s expense, amended Tax Returns or applications for Tax refunds in order to obtain a Tax refund (or credit for overpayment actually realized by Buyer) that Parent is entitled to pursuant to this Section 6.09, and Buyer shall execute all other documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for Buyer to perfect its rights in and obtain the Tax refunds contemplated by this Section 6.09. Notwithstanding anything to the contrary contained herein, Parent shall not be entitled to any refunds or credits for overpayment to the extent such items are accrued on the Financial Statements of the Bank.

Section 6.10. Certain Tax Attributes. Any tax loss or tax credit of the Bank, the economic benefit of which is realized in a period ending after the Closing Date, shall be for the account of Buyer, and Buyer shall not be obligated to pay any additional consideration to Parent therefor. Without limiting the generality of the foregoing, this Section applies to any tax loss or credit generated in any period ending after the Closing Date.

ARTICLE VII

CLOSING CONDITIONS

Section 7.01. Conditions to Each Party’s Obligations under this Agreement. The respective obligations of each of the Buyer and the Seller to effect the transactions contemplated hereby shall be subject to the fulfillment or written waiver by Buyer and the Seller prior to the Closing of each of the following conditions:

(a)     Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Parent Shareholder Approval at the Parent Meeting.

(b)     Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Stock Sale, the Bank Dividend and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. None of the Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c)     No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

Section 7.02. Conditions to Obligations of the Seller. The obligations of Seller to effect the transactions contemplated hereby shall be subject to the fulfillment by Buyer or written waiver by the Seller prior to the Closing of each of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Seller shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b)     Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on Buyer, and Seller shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c)     Other Actions. Buyer shall have furnished Seller with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in Section 7.01 and this Section 7.02 as Seller may reasonably request.

(d)     No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Buyer being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(e)     Ancillary Agreements. Buyer shall have executed and delivered the Registration Rights Agreement and Buyer and the escrow agent named therein shall have executed and delivered the Escrow Agreement.

Section 7.03. Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment by Seller or written waiver by Buyer prior to the Closing of each of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of Parent and its Subsidiaries by Parent’s Chief Executive Officer and Chief Financial Officer, or equivalent officer performing the duties of a chief financial officer, to such effect.

(b)     Performance of Obligations of Parent. Seller shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on the Bank, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Parent and its Subsidiaries by Parent’s Chief Executive Officer and Chief Financial Officer, or equivalent officer performing the duties of a chief financial officer, to such effect.

(c)     Other Actions. The Parent’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, the Parent Recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed Parent or any Parent Representative to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal. Parent shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.01 and this Section 7.03 as Buyer may reasonably request.

(d)     No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in the Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in the Bank being subject to a Material Adverse Effect.

(e)     Ancillary Agreements. The Parent Controlling Shareholders shall have executed and delivered the Registration Rights Agreement and Seller and the escrow agent named therein shall have executed and delivered the Escrow Agreement.

(f)     Bank Merger Agreement. The Bank Merger Agreement shall have been executed and delivered concurrently with or immediately following approval of the Stock Sale by Parent’s shareholders at the Parent Meeting.

(g)     No Claim Regarding Stock Ownership or Sale Proceeds. There will not have been made or threatened by any third party any claim asserting that such third party (a) is the holder of the beneficial owner of any equity security of the Bank or (b) is entitled to all or any portion of the Purchase Price.

(h)     Termination of Intercompany Receivables and Agreements. Seller shall have delivered evidence of termination of all intercompany agreements and settlement of all Intercompany Receivables and Intercompany Payables in satisfaction of Section 5.21 hereof.

(i)     ESOP. Seller shall have taken all actions required to be taken by the Seller on or prior to the Closing Date as set forth in Section 5.22 herein.

Section 7.04. Frustration of Closing Conditions. Neither Buyer nor Parent may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.01. Survival of Representations, Warranties and Covenants.

(a)     The representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing for a period of fifteen (15) months after the Closing Date; provided that (i) the representations and warranties set forth in Section 3.02 (Organization, Standing and Authority), Section 3.03 (Capital Stock), Section 3.05 (Corporate Power), Section 3.15 (Brokers), Section 4.02 (Organization, Standing and Authority) and Section 4.03 (Capital Stock) (collectively, the “Fundamental Representations”) shall survive indefinitely and (ii) the representations and warranties set forth in Section 3.16 (Employee Benefit Plans) and Section 3.19 (Tax Matters) shall survive until the expiration of the applicable statute of limitations plus sixty (60) days. All covenants and agreements made by any party in this Agreement shall survive until performed in full or the obligation to so perform shall have expired.

(b)     The survival periods set forth in Section 8.01(a) are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity. Any claim for breach of representation or warranty hereunder shall be deemed to have accrued as of the Closing. No claim for breach of any representation, warranty, covenant or agreement may be brought after the expiration of the survival periods set forth in Section 8.01(a).

Section 8.02. Indemnification by Seller. From and after the Effective Time, subject to the limitations set forth in this Article VIII and in addition to the obligations provided in Article VI, the Seller shall indemnify and hold harmless the Buyer and its Affiliates (including the Bank) and their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, interest, awards, judgments, penalties, costs and expenses (including reasonably attorneys’ fees) (collectively, the “Losses”) to the extent, directly or indirectly, resulting from or arising out of:

(a)     any inaccuracy or breach of any representation or warranty made by the Seller pursuant to this Agreement (disregarding for these purposes any qualification or exception for materiality or Material Adverse Effect set forth therein and disregarding for these purposes any Knowledge qualification set forth in Section 3.23(d),

(b)     any breach of or failure to perform by the Seller of any of its covenants or agreements contained in this Agreement, and

(c)     any ESOP Liability.

Section 8.03. Indemnification by Buyer. From and after the Effective Time, subject to the limitations set forth in this Article VIII, Buyer shall indemnify and hold harmless Parent, the Parent Controlling Shareholders, their Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent, directly or indirectly, resulting from or arising out of:

(a)     any inaccuracy or breach of any representation or warranty made by Buyer pursuant to this Agreement (disregarding for these purposes any qualification or exception for materiality or Material Adverse Effect set forth therein, and

(b)     any breach of or failure to perform by Buyer of any of its covenants or agreements contained in this Agreement.

Section 8.04. Procedure.

(a)     In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail to the extent known (i) the facts giving rise to any claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Loss included in the amount so stated, to the extent known, (iv) the date such item was paid or properly accrued, and (v) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party’s ability to remedy, contest, defend or settle a claim is prejudiced by such failure.

(b)     With respect to Third Party Claims, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may only elect to assume and control the defense thereof so long as (A) the Indemnifying Party is not a party to the Third Party Claim or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief and (C) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, however, that the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense to the extent (x) the employment of such counsel and payment of fees and expenses thereof has been specifically authorized by the Indemnifying Party in writing, (y) the fees and expenses relate to the period prior to the Indemnifying Party’s assumption of defense, or (z) the Indemnified Party provides written notice that any condition to the Indemnifying Party’s control of the Third Party Claims in Sections 8.04(b)(A) – (C) above becomes unsatisfied and the lack of satisfaction of such condition has not been cured within thirty (30) days following delivery of such written notice, in which case the Indemnifying Party shall be responsible for such fees and expenses accruing from the expiration of such thirty (30) day period. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnified Party completely in connection with such Third Party Claim; provided that the Indemnifying Party shall not agree to any other settlement of any Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed). Regardless of which party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c)     In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information promptly to the Indemnifying Party, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 8.05. Limits on Indemnification.

(a)     Notwithstanding anything to the contrary contained in this Agreement:

(i)     the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by Buyer Indemnified Parties pursuant to Section 8.02(a), or from the Buyer by the Seller Indemnified Parties pursuant to Section 8.03(a), shall be One Million Dollars ($1,000,000) (the “Cap”); provided that the Cap shall not apply in respect of Losses resulting (A) from breaches of Fundamental Representations, (B) from breaches of covenants in this Agreement, (C) from ESOP Liability or (D) in the event of fraud in this Agreement, in which case the maximum aggregate amount of indemnifiable Losses that may be recovered shall be the Purchase Price;

(ii)     the Seller shall not be liable to any Buyer Indemnified Party, and the Buyer shall not be liable to any Seller Indemnified Party, for any claim for indemnification pursuant to Section 8.02(a) or Section 8.03(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller or the Buyer, as applicable, equals or exceeds Five Hundred Thousand Dollars ($500,000) (the “Basket Amount”), in which case the Seller or the Buyer, as applicable, shall be liable only for the Losses in excess of the Basket Amount; provided that the Basket Amount shall not apply in respect of Losses resulting (A) from breaches of Fundamental Representations, (B) from breaches of covenants in this Agreement, (C) from ESOP Liability or (D) in the event of fraud in this Agreement; and

(iii)     no party hereto shall have any liability under any provision of this Agreement for any punitive, special or exemplary damages, damages that do not arise directly and naturally from the breach of this Agreement or damages that are not a reasonably foreseeable result of a breach of this Agreement, except to the extent such damages are awarded in connection with a Third Party Claim.

(b)     The amount of any and all Losses under this Article VIII shall be determined net of any insurance proceeds actually recovered by the Indemnified Party or its Affiliates on account of such Loss (net of the costs of obtaining such insurance proceeds, including any deductible or increase in premiums). Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(c)     Buyer and Seller shall, or shall cause the applicable Indemnified Party to, mitigate all Losses for which such Indemnified Party is or may be entitled to indemnification hereunder to the extent required by applicable Law in connection with a breach of contract. The Buyer and the Seller shall, or shall cause the applicable Indemnified Party to, use reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

Section 8.06. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to this Article VIII and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 8.07. Exclusivity. Except for (i) injunctive action or other equitable remedies or (ii) as a result of fraud in this Agreement, the remedies provided in this Article VIII shall be the exclusive remedies of the parties after the Closing in respect of any matter arising out of or in connection with this Agreement.

Section 8.08. Knowledge. The right to indemnification or other remedy under this Agreement based on the representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time by any party, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

ARTICLE IX

TERMINATION

Section 9.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)     Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Seller, if a majority of the board of directors of each of Buyer and Seller each so determines.

(b)     No Regulatory Approval. By Buyer or Seller in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)     No Shareholder Approval. By either Buyer or Seller (provided in the case of Seller that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite Parent Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)     Breach of Representations and Warranties. By either Buyer or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect”, a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect”, any breach of any of such representations or warranties by the other party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the party committing such breach from the other party hereto or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e)     Breach of Covenants. By either Buyer or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f)     Delay. It being understood that the parties shall use good faith efforts to submit regulatory filings and obtain the Requisite Parent Shareholder Approval in a timely manner, by Buyer or Seller if the Stock Sale shall not have been consummated on or before November 30, 2015, provided that such date may be extended by 180 days by Buyer or Seller by written notice to the other party if a reason the Closing shall not have occurred is because of failure to obtain a Regulatory Approval (the “Expiration Date”); provided further, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

(g)     Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 9.01(e), by Buyer if (i) there shall have been a material breach of Section 5.08, or (ii) the Parent Board (A) withdraws, qualifies, amends, modifies or withholds the Parent Recommendation, or makes any statement, filing or release, in connection with the Parent Meeting or otherwise, inconsistent with the Parent Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Parent Recommendation), (B) materially breaches its obligation to call, give notice of and commence the Parent Meeting under Section 5.04, (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by Buyer, (E) fails to publicly reconfirm the Parent Recommendation within five (5) Business Days of being requested to do so by Buyer, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(h) Buyer Average Stock Price. By Seller if the Buyer Average Stock Price is less than $6.08 and Seller provides notice to Buyer of its intent to terminate this Agreement pursuant to this Section 9.01(h) at least three (3) Business Days prior to the Closing Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.01(h) if Buyer agrees in writing within two (2) Business Days following Buyer’s receipt of Seller’s notice to increase the number of shares included in the Stock Consideration or the amount of cash included in the Cash Consideration so that the aggregate value of the Stock Consideration and Cash Consideration to be paid at Closing would equal $63,437,500 (calculated based on the Buyer Average Stock Price).

Section 9.02. Termination Fee; Liquidated Damages.

(a)     In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Stock Sale, in the event Buyer terminates this Agreement pursuant to Section 9.01(g), Seller shall pay to Buyer a termination fee equal to Two Million Five Hundred Thousand Dollars ($2,500,000) by wire transfer of immediately available funds within two (2) Business Days after receipt of Buyer’s notification of such termination.

(b)     The parties hereto agree and acknowledge that (i) if Buyer terminates this Agreement pursuant to Section 9.01(e) by reason of Seller’s breach of the provisions of this Agreement contemplated by Section 9.01(e) that is not timely cured as provided in such section or (ii) if any party terminates this Agreement pursuant to Section 9.01(c) and any of the Parent Controlling Shareholders have breached or failed to perform any of their obligations under the Voting Agreements (and Buyer has elected not to pursue its remedy of specific performance provided therein), the actual damages sustained by Buyer, including the expenses incurred by Buyer preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Buyer being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that the Seller shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of $500,000 (the “Liquidated Damages Payment”), as liquidated damages to Buyer, which payment is not intended as a penalty, within two (2) Business Days after Buyer’s notification of termination and/or claim for payment under this Section 9.02(b).

(c)     The parties hereto agree and acknowledge that if Seller terminates this Agreement pursuant to Section 9.01(e) by reason of Buyer’s breach of the provisions of this Agreement contemplated by Section 9.01(e) that is not timely cured as provided in such section, the actual damages sustained by the Seller, including the expenses incurred by the Seller preparatory to entering into this Agreement and in connection with the performance of their obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Seller being required to pursue their damage claims in costly litigation proceedings in such event, the parties agree that Buyer shall pay the Liquidated Damages Payment, as liquidated damages to the Seller, which payment is not intended as a penalty, within two (2) Business Days after the Seller’s notification of termination.

(d)     Seller and Buyer each agree that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer and Seller would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due under this Section 9.02, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of the terminating party (including reasonable legal fees and expenses) in connection with such suit.

(e)     Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if this Agreement is terminated by Buyer pursuant to Section 9.01(g), Section 9.01(e) or Section 9.01(c) and if Seller pays or causes to be paid to Buyer the termination fee in accordance with Section 9.02(a), or, if applicable, the Liquidated Damages Payment in accordance with Section 9.02(b), Seller (or any successors in interest or permitted assigns of Seller) will not have any further obligations or liabilities to Buyer with respect to this Agreement or the transactions contemplated by this Agreement.

(f)     Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if this Agreement is terminated by Seller pursuant to Section 9.01(e) and if Buyer pays or causes to be paid to Seller the Liquidated Damages Payment in accordance with Section 9.02(b), Buyer (or any successors in interest or assigns of Buyer) will not have any further obligations or liabilities to Seller with respect to this Agreement or the transactions contemplated by this Agreement.

Section 9.03. Effect of Termination. Except as set forth in Section 9.02(e) and Section 9.02(f), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE X

MISCELLANEOUS

Section 10.01. Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.02. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.03. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.04. Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer: Bear State Financial, Inc. 900 South Shackleford Rd., Suite 401 Little Rock, Arkansas 72211 Attn: General Counsel	With a copy (which shall not constitute notice) to: Kutak Rock LLP 124 W. Capitol Ave., Suite 2000 Little Rock, Arkansas 72201 Attn: C. David McDaniel

If to Parent: Marshfield Investment Company 2776 S. Campbell Springfield, Missouri 65807 Attn: Randall W. Magers	With a copy (which shall not constitute notice) to: Stinson Leonard Street LLP 1201 Walnut St., Suite 2900 Kansas City, Missouri Attn: C. Robert Monroe

Section 10.05. Interpretation.

(a)     When a reference is made in this Agreement to a section, article, exhibit or schedule such reference shall be to a section, article, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any exhibit or schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any exhibit or schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

(b)     The parties hereto intend that each representation, warranty, covenant and agreement contained in this Agreement will have independent significance. The fact that any conduct or state of facts may be within the scope of two or more representations, warranties, covenants or agreements contained in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

Section 10.06. Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth herein or in any document required to be delivered hereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.07. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (in contract or tort) shall be governed by, and construed in accordance with, the internal laws of the State of Arkansas, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Arkansas.

Section 10.08. Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any state or federal court sitting in Pulaski County, Arkansas, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Arkansas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Arkansas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Arkansas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.09. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of each of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in Pulaski County, Arkansas, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.12. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.13. Counterparts. This Agreement may be executed in two or more original, .pdf or facsimile counterparts, all of which shall be considered one and the same original instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.14. Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.15. No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MARSHFIELD INVESTMENT COMPANY By: /s/ John P. Van Diggelen Name: John P. Van Diggelen Title: President and Chief Executive Officer

BEAR STATE FINANCIAL, INC. By: /s/ Tom Fritsche Name: Tom Fritsche Title: Executive Vice President

[Signature Page to Stock Purchase Agreement]

Exhibit A

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of _____________, 201_, is entered into by and among Bear State Financial, Inc., an Arkansas corporation (the “Company”), and the persons listed on the signature pages of this Agreement (each a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, each of the Shareholders is a shareholder of Marshfield Investment Company, a Missouri corporation (“Marshfield”);

WHEREAS, Marshfield entered into a Stock Purchase Agreement with the Company dated June 22, 2015 (the “Purchase Agreement”) pursuant to which the Company agreed to acquire 100% of the outstanding common stock of Metropolitan National Bank, a national banking association and wholly-owned subsidiary of Marshfield, in exchange for a combination of cash consideration and shares of common stock, par value $.01 per share, of the Company (the “Common Stock”);

WHEREAS, following consummation of the transactions contemplated by the Purchase Agreement, Marshfield will allocate a portion of the cash consideration to all of its non-accredited shareholders and will allocate the remaining cash consideration and all of the stock consideration to its accredited shareholders, including the Shareholders;

WHEREAS, as a condition to the consummation of the transactions contemplated by the Purchase Agreement, the Company and the Shareholders agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.            Certain Definitions.

Capitalized terms used but not defined herein have the meanings set forth in the Purchase Agreement. In addition, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Covered Shares” means (i) any shares of Common Stock issued or transferred to the Shareholders in accordance with the Purchase Agreement and (ii) any Common Stock issued or issuable with respect thereto upon any stock dividend, split, recapitalization or similar event.

“Demand Registration” has the meaning set forth in Section 2(a) hereof.

“Effective Time” has the meaning given to such term in the Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal having supervisory or regulatory authority over the Company or any Subsidiary of the Company.

“Holder” means any holder of record of Registrable Common Stock. For purposes of this Agreement, the Company may deem and treat the registered holder of Registrable Common Stock as the Holder and absolute owner thereof, and the Company shall not be affected by any notice to the contrary.

“Initiating Holder” has the meaning set forth in Section 2(a) hereof.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Piggyback Registration” means any registration of the Company’s common equity securities under the Securities Act (other than a registration statement on Form S-8 or on Form S-4 or any similar successor forms thereto) that is effected at any time following the Effective Time, whether such registration is effected for the Company’s own account or for the account of one or more shareholders of the Company, and the registration form to be used may be used for any registration of Registrable Common Stock.

“Principal Holder” means each of Randall W. Magers and W. Bryan Magers.

“Prospectus” means the prospectus or prospectuses forming a part of, or deemed to form a part of, or included in, or deemed included in, any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Common Stock covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Registrable Common Stock” means the Covered Shares; provided, however, that Registrable Common Stock shall not include (i) any securities sold by a Person to the public either pursuant to a Registration Statement or Rule 144 under the Securities Act, (ii) any securities which may be sold without restriction or limitation pursuant to the last sentence of Rule 144(b)(1)(i) under the Securities Act or (iii) any securities that have ceased to be outstanding.

“Registration Expenses” has the meaning set forth in Section 4(a) hereof.

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Common Stock pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Registration Statement” means registration statement under the Securities Act that provides for the sale of securities from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

“Suspension Notice” has the meaning set forth in Section 4(e) hereof.

“underwritten registration or underwritten offering” means a registration in which securities of the Company are sold to one or more underwriters (as defined in Section 2(a)(11) of the Securities Act) for resale to the public.

2.            Registration Under the Securities Act.

(a)     Right to Request Registration. Subject to Section 2(d), at any time after the Effective Time, any Principal Holder (the “Initiating Holder”) may request in writing that the Company effect the registration under the Securities Act of all or part of the Registrable Common Stock held by such Initiating Holder (a “Demand Registration”). The Company shall use its reasonable best efforts to cause the Registration Statement relating to such Demand Registration to be declared effective under the Securities Act as soon as practicable and in any case no later than ninety (90) calendar days following the date such demand is made. Each request for registration shall specify the approximate number of shares of Registrable Common Stock requested to be registered. Upon the receipt of a request for a Demand Registration, the Company shall promptly give written notice of such proposed Demand Registration and the intended method of disposition stated in the request for such Demand Registration to all other Holders and, subject to the terms of this Agreement, shall include in such Demand Registration (and in all related registrations and qualifications under state “blue sky” laws or in compliance with other registration requirements and in any related underwriting) all Registrable Common Stock of the Holders with respect to which the Company has received written requests for inclusion therein (which requests, to be effective, shall contain a consent to the intended method of disposition included in the request for such Demand Registration) within fifteen (15) calendar days after the delivery of such notice.

(b)      Number of Demand Registrations. Subject to the provisions of Section 2(a), the Principal Holders shall be entitled to request an aggregate of two (2) Demand Registrations (allocated one (1) to Randall W. Magers and one (1) to W. Bryan Magers). A registration will not count as one of the permitted Demand Registrations (i) if the registration statement thereto has not become effective, (ii) if the registration statement thereto has not remained effective until the earlier of when all Registrable Common Stock included therein by the Initiating Holder is sold or the end of the period described in Section 2(f), (iii) if, after it has become effective, such registration statement becomes subject to any stop order, injunction or other order or requirement of the SEC or other Governmental Entity for any reason, unless such order or requirement is lifted and the registration statement becomes effective, (iv) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with the offering and sale of Registrable Common Stock under such registration statement are not satisfied or waived (unless the Initiating Holder is a party to such agreement and causes a condition to not be satisfied), or (v) if the Initiating Holder is not able to register and sell at least 50% of the Registrable Common Stock requested to be included by such Initiating Holder in such Demand Registration, other than by reason of such Initiating Holder withdrawing its request or terminating the offering.

(c)      Priority on Demand Registrations. If the managing underwriters of the requested Demand Registration advise the Company in writing (with a copy to the Initiating Holder) that in their opinion the number of shares of Registrable Common Stock proposed to be included in any such registration exceeds the number of securities which can be sold in such offering and/or that the number of shares of Registrable Common Stock proposed to be included in any such registration would adversely affect the price per share of the Common Stock to be sold in such offering, the Company shall include in such registration only the number of shares of Registrable Common Stock which in the opinion of such managing underwriters can be so sold. If the number of shares which can be sold is less than the number of shares of Registrable Common Stock proposed to be registered, the amount of Registrable Common Stock to be so sold shall be allocated (i) first, pro rata among the Principal Holders desiring to participate in such registration on the basis of the amount of such Registrable Common Stock initially proposed to be registered by such Principal Holders and (ii) second, pro rata among the other Holders of Registrable Common Stock desiring to participate in such registration on the basis of the amount of such Registrable Common Stock initially proposed to be registered by such other Holders.

(d)      Restrictions on Demand Registrations. The Company shall not be obligated to effect any Demand Registration (i) within ninety (90) days after the effective date of a previous Demand Registration or a previous registration under which the Initiating Holder had piggyback rights pursuant to Section 3 hereof or (ii) if the Company has previously received a Demand Registration from another Holder or Holders, and the effectiveness of the applicable registration statement is still pending and being diligently pursued by the Company. The Company may postpone for up to ninety (90) days the filing or the effectiveness of a Registration Statement for a Demand Registration if, based on the good faith judgment of the Company’s board of directors, such postponement is necessary in order to avoid premature disclosure of a material matter required, as determined by the Company after consultation with outside counsel, to be otherwise disclosed in the Prospectus that the board has determined would not be in the best interest of the Company to be disclosed at such time; provided, however, that the Company shall not be entitled to so postpone unless it shall (A) concurrently request the suspension of sales by other security holders under registration statements covering securities held by such other security holders, (B) in accordance with the Company’s policies from time to time in effect, forbid purchases and sales in the open market by senior executives of the Company, and (C) itself refrain from any public offering and open market purchases during the postponement; and provided, further, however, that if the Company may postpone the filing or effectiveness of a Registration Statement pursuant to this sentence, the Initiating Holder requesting the related Demand Registration shall be entitled to withdraw such request if the Company has actually postponed the filing or the effectiveness of a Registration Statement for a Demand Registration by at least fifteen (15) days and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations. The Company shall provide written notice to the Initiating Holder requesting such Demand Registration of (x) any postponement of the filing or effectiveness of a Registration Statement pursuant to this Section 2(d), (y) the Company’s decision to file or seek effectiveness of such Registration Statement following such postponement and (z) the effectiveness of such Registration Statement. The Company may defer the filing of a particular Registration Statement pursuant to this Section 2(d) only once during any twelve-month period.

(e)      Selection of Underwriters. If any of the Registrable Common Stock covered by a Demand Registration is to be sold in an underwritten offering, the Initiating Holder shall have the right to select the managing underwriter(s) to administer the offering subject to the approval of the Company, which will not be unreasonably withheld; provided that the Company shall have the right to appoint a co-manager reasonably acceptable to the Initiating Holder.

(f)      Effective Period of Demand Registrations. After any Demand Registration filed pursuant to this Agreement has become effective, the Company shall use reasonable best efforts to keep such Demand Registration effective for a period equal to 180 days from the date on which the SEC declares such Demand Registration effective (or if such Demand Registration is not effective during any period within such 180 days or if disposition of Registrable Common Stock is suspended in the circumstances described in Section 4(e), such 180-day period shall be extended by the number of days during such period when such Demand Registration is not effective or as provided in Section 4(e)), or such shorter period which shall terminate when all of the Registrable Common Stock covered by such Demand Registration has been sold pursuant to such Demand Registration.

(g)      Registration Statement Form. Demand Registrations shall be on such appropriate registration form of the SEC as shall be selected by the Initiating Holder in its reasonable discretion; provided that the Initiating Holder shall only select a registration form that the Company is then eligible to use. Notwithstanding the foregoing, nothing in this Agreement shall require the Company to provide to the Holders, and the Holders shall not be entitled to the use of, a Shelf Registration Statement.

3.             Piggyback Registrations.

(a)      Right to Piggyback. Whenever the Company proposes to effect a Piggyback Registration, the Company shall give prompt written notice (in any event within ten (10) days after its receipt of notice of any exercise of other demand registration rights) to all Holders of its intention to effect such a registration and, subject to Sections 3(b) and 3(c) hereof, shall include in such registration on the same terms as the Company and other Persons selling securities in connection with such registration all Registrable Common Stock with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice. The Company’s notice shall specify, at a minimum, the number of equity securities proposed to be registered, the proposed date of filing of such registration statement with the SEC, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known) and a good faith estimate by the Company of the proposed minimum offering price of any equity securities offered by the Company. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration initiated by the Company at any time in its sole discretion; provided that such postponement or withdrawal does not relieve the Company of its obligations to pay registration expenses pursuant to Section 5 of this Agreement. Each Holder shall be permitted to withdraw all or part of such Holder’s Registrable Common Stock from a Piggyback Registration at any time prior to the effectiveness of such registration.

(b)      Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of equity securities requested to be included in such registration exceeds the number which can be sold in such offering and/or that the number of shares of Registrable Common Stock proposed to be included in any such registration would adversely affect the price per share of the Company’s equity securities to be sold in such offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, and (ii) second, the securities requested to be included in such registration (including the Registrable Common Stock requested to be included therein), pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders; provided that in any event the holders of Registrable Common Stock shall be entitled to register the offer and sale or distribute at least 25% of the securities to be included in any such registration.

(c)      Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of a holder of the Company’s securities (other than a Demand Registration hereunder), and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering and/or that the number of shares of Registrable Common Stock proposed to be included in any such registration would adversely affect the price per share of the Company’s equity securities to be sold in such offering, the Company shall include in such registration the securities requested to be included therein (including the Registrable Common Stock requested to be included in such registration), pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders.

(d)     Selection of Underwriters. If any Piggyback Registration is an underwritten primary offering on behalf of the Company, the Company shall have the right to select the managing underwriter or underwriters to administer any such offering.

4.            Registration Procedures.

(a)     Subject to the penultimate sentence of Section 3(a) (in the case of a Piggyback Registration), whenever any Registrable Common Stock is to be registered pursuant to this Agreement, the Company shall use reasonable best efforts to effect the registration and the sale of such Registrable Common Stock in accordance with the intended methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(i)      prepare and as soon as practicable (but in any event within ninety (90) days after receipt of a request pursuant to Section 2(a)) file with the SEC a Registration Statement with respect to such Registrable Common Stock and use reasonable best efforts to cause such Registration Statement to become effective as soon as practicable thereafter; and before filing a Registration Statement or Prospectus or any amendments or supplements thereto, furnish to the Holders of Registrable Common Stock covered by such Registration Statement copies of all such documents proposed to be filed and, if requested by such Holders, the documents incorporated by reference in the Prospectus and the exhibits incorporated by reference in such documents; and the Company will give one counsel selected by Holders representing a majority of Registrable Common Stock covered by such Registration Statement the opportunity to participate in the preparation of such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto; and the Holders shall have the opportunity to object to any information pertaining to such Holders that is contained therein and the Company will make the corrections reasonably requested by such Holders with respect to such information prior to filing any Registration Statement or amendment thereto or any Prospectus or any supplement thereto;

(ii)     prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for such a period as is necessary to complete the distribution of the securities covered by such Registration Statement (subject to Section 2(f) of this Agreement) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition set forth in such Registration Statement;

(iii)      furnish to each seller of Registrable Common Stock such number of copies of such Registration Statement, and each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus) or filed under Rule 424 and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Common Stock owned by such seller;

(iv)     use reasonable best efforts to register or qualify such Registrable Common Stock under such other securities or “blue sky” laws of such jurisdictions as any seller and any underwriter(s) reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller and any underwriter(s) to consummate the disposition in such jurisdictions of the Registrable Common Stock owned by such seller (provided, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (iv), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(v)      notify each seller of such Registrable Common Stock at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall promptly prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Common Stock, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

(vi)      in the case of an underwritten offering, enter into customary agreements (including underwriting agreements in customary form) and take such other actions as deemed advisable by the underwriter(s) in order to expedite or facilitate the disposition of such Registrable Common Stock (including, without limitation, effecting a stock split or a combination of shares and making members of senior management of the Company reasonably available to participate in, and cause them to cooperate with the underwriters in connection with, “road-show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Common Stock)) and use reasonable best efforts to cause to be delivered to the underwriters opinions of counsel to the Company in customary form, covering such matters as are customarily covered by opinions for an underwritten public offering as the underwriters may request and addressed to the underwriters;

(vii)      make available, for inspection by any seller of Registrable Common Stock, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records and pertinent corporate documents of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(viii)     use reasonable best efforts to cause all such Registrable Common Stock to be listed on each securities exchange or quotation system on which securities of the same class issued by the Company are then listed, or if no such similar securities are then listed, on a national securities exchange or quotation system selected by the Company;

(ix)      provide a transfer agent and registrar for all such Registrable Common Stock not later than the effective date of such Registration Statement;

(x)     if requested, cause to be delivered, immediately prior to the effectiveness of the Registration Statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Common Stock sold pursuant thereto), letters from the Company’s independent certified public accountants addressed to each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with primary or secondary underwritten public offerings, as the case may be;

(xi)      promptly notify each seller of Registrable Common Stock and the underwriter or underwriters, if any:

(1)

when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(2)

of any written request by the SEC for amendments or supplements to the Registration Statement or Prospectus or of any inquiry by the SEC relating to the Registration Statement, with a copy of the same, and an oral or written summary of any such oral requests;

(3)

of the notification to the Company by the SEC of its initiation or threat of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and

(4)

of the receipt by the Company of any notification or threat with respect to the suspension of the qualification of any Registrable Common Stock for sale under the applicable securities or “blue sky” laws of any jurisdiction;

(xii)      use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment; and

(xiii)     take such other customary actions as shall be reasonably requested by Holders holding a majority of the shares of Registrable Common Stock to be sold or the underwriters in order to expedite or facilitate the disposition of such Registrable Common Stock.

(b)      No Registration Statement (including any amendments thereto and Prospectuses contained therein) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement to a Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the foregoing shall not apply, with respect to any Holder, for an untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in reliance on and in conformity with written information furnished to the Company by or on behalf of such Holder specifically for use in such Registration Statement.

(c)      The Company will promptly respond to any and all comments received from the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall file an acceleration request as soon as practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review.

(d)      The Company may require each seller of Registrable Common Stock as to which any registration is being effected to furnish to the Company any other information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing in order to comply with applicable securities laws.

(e)      Each seller of Registrable Common Stock agrees by having its stock treated as Registrable Common Stock hereunder that, upon written notice from the Company, after consultation with outside counsel, of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading (a “Suspension Notice”), such seller will forthwith discontinue disposition of Registrable Common Stock until such seller is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as required by Section 4(a)(iii) hereof, and, if so directed by the Company, such seller will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such seller’s possession, of the Prospectus covering such Registrable Common Stock current at the time of receipt of such notice; provided, however, that the Company shall promptly use reasonable best efforts to file a post-effective amendment or take such other action so as to obviate the need for a Suspension Notice as soon as reasonably practicable in the good faith judgment of the Company and promptly after filing such amendment (and in any event within two (2) business days of such filing) deliver sufficient copies of such supplemented or amended Prospectuses pursuant to Section 4(a)(iii) to such sellers to resume such disposition; and provided further that such postponement of sales of Registrable Common Stock by the Holders shall not exceed ninety (90) days in the aggregate in any one year. Each seller of Registrable Common Stock further agrees by having its stock treated as Registrable Common Stock hereunder that it shall maintain in confidence and not disclose the receipt of any Suspension Notice. If the Company shall give any notice to suspend the disposition of Registrable Common Stock pursuant to a Prospectus, the Company shall extend the period of time during which the Company is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date such seller either is advised by the Company that the use of the Prospectus may be resumed or receives the copies of the supplemented or amended Prospectus contemplated by Section 4(a)(iii). In any event, the Company shall not deliver more than three (3) Suspension Notices in any one year.

(f)      If any such Registration Statement refers to any Holder by name or otherwise as the holder of any securities of the Company, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to such Holder, to the effect that the holding by such Holder of such securities does not necessarily make such holder a “controlling person” of the Company within the meaning of the Securities Act and is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not required by the SEC or Securities Act or any similar federal statute then in force, the deletion of the reference to such Holder.

5.            Registration Expenses

(a)      All expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or “blue sky” laws, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) (but not including any underwriting discounts or commissions attributable to the sale of Registrable Common Stock or fees and expenses of counsel representing the Holders of Registrable Common Stock), shall be borne by the Company. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed.

(b)      The obligation of the Company to bear the expenses described in Section 5(a) shall apply irrespective of whether any sales of Registrable Securities ultimately take place.

6.            Indemnification

(a)      The Company shall indemnify, to the fullest extent permitted by law, each Holder, its officers, directors, employees and Affiliates and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including but not limited to reasonable legal fees and expenses) arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any Registration Statement, Prospectus, preliminary Prospectus or any “issuer free writing prospectus” (as defined in Securities Act Rule 433) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement to a Prospectus, in light of the circumstances under which they were made) not misleading or any violation or alleged violation by the Company of the Securities Act, the Exchange Act or applicable “blue sky” laws in connection with the performance of its obligations under this Agreement, except insofar and to the extent (i) as the same are made in reliance and in conformity with information relating to such Holder furnished in writing to the Company by such Holder expressly for use therein, including the proposed method of distribution, (ii) such Holder used a defective or outdated Prospectus after having received a Suspension Notice or (iii) such untrue statement or alleged untrue statement or omission or alleged omission is primarily the result of a breach of this Agreement or a violation of law by such Holder.

(b)      In connection with any Registration Statement or Prospectus in which a Holder of Registrable Common Stock is participating, each such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and shall indemnify, to the fullest extent permitted by law, the Company, its officers, employees, directors, Affiliates, and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including but not limited to reasonable legal fees and expenses) arising out of or based upon (i) any untrue statement or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any “issuer free writing prospectus” or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement to a Prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that the same are made in reliance and in conformity with information relating to such Holder furnished in writing to the Company by such Holder expressly for use therein, (ii) such Holder using a defective or outdated Prospectus after having received a Suspension Notice or (iii) any untrue statement or alleged untrue statement or omission or alleged omission that is primarily the result of a breach of this Agreement or a violation of law by such Holder; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders and the liability of each such Holder shall be in proportion to and limited to the net amount received (after all underwriting discounts and commissions) by such Holder from the sale of Registrable Common Stock pursuant to such Registration Statement or Prospectus.

(c)      Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). The indemnifying party shall not enter into any settlement of the claims so assumed without the consent of the indemnified party (but such consent will not be unreasonably withheld); provided that the consent of the indemnified party will not be required if the settlement involves only the payment of money damages all of which are indemnifiable losses hereunder and does not involve the imposition of any equitable remedy or admission of wrongdoing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such assumed claim, unless in the reasonable judgment of the indemnified party there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder unless and to the extent that the indemnifying party shall have been actually and materially prejudiced by the failure of such indemnified party to so notify such indemnifying party.

(d)      The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

(e)      If the indemnification provided for in or pursuant to this Section 6 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses. The relative fault of the indemnifying party on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of any selling Holder be greater in amount than the amount of net proceeds (after underwriting discounts and commissions) received by such Holder upon such sale or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 6(a) or 6(b) hereof had been available under the circumstances.

7.            Participation in Underwritten Registrations

No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

8.            Rule 144

The Company covenants that (A) it will use reasonable best efforts to file in a timely manner the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and (B) it will take such further action as any Holder may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable such Holder to sell Registrable Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.

9.             Miscellaneous

(a)      Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or by facsimile transmission,

(i)            If to the Company:

Bear State Financial, Inc.

900 South Shackleford Rd., Suite 401

Little Rock, Arkansas 72211

Attn: General Counsel

Fax: (___) ___-____

(ii)           if to any Shareholder, to the address(es) set forth on the counterpart signature pages of this Agreement signed by such Shareholder.

or, in each case, at such other address as such party each may specify by written notice to the others, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

(b)      No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)      Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Shareholders may assign or delegate any of their rights, interests or obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any other Person without the prior written consent of the Company.

(d)      Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (in contract or tort) shall be governed by, and construed in accordance with, the internal laws of the State of Arkansas, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Arkansas.

(e)      Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any state or federal court sitting in Pulaski County, Arkansas, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Arkansas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Arkansas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Arkansas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(f)      Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g)      Counterparts; Effectiveness. This Agreement may be executed in two or more original, .pdf or facsimile counterparts, all of which shall be considered one and the same original instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(h)      Entire Agreement. This Agreement and the other documents referred to herein contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

(i)      Captions. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement.

(j)      Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(k)      Amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the holders of a majority of the shares of Registrable Common Stock; provided, however, that without a Holder’s written consent no such amendment, modification, supplement or waiver shall affect adversely such Holder’s rights hereunder in a discriminatory manner inconsistent with its adverse effects on rights of other Holders hereunder (other than as reflected by the different number of shares held by such Holder), it being agreed that amendment of this proviso without a Holder’s consent shall be deemed to affect adversely such Holder’s rights hereunder in a discriminatory manner inconsistent with its adverse effects on rights of other Holders hereunder; provided, further, that the consent or agreement of the Company shall be required with regard to any termination, amendment, modification or supplement of, or waivers or consents to departures from, the terms hereof, which affect the Company’s obligations hereunder. This Agreement cannot be changed, modified, discharged or terminated by oral agreement.

(l)      Equitable Relief. The parties hereto agree that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(m)      Recapitalizations, Exchanges Affecting the Registrable Common Stock. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to the Registrable Common Stock, to any and all shares of stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Registrable Common Stock, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted.

[Execution Page Follows]

IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed by each of the parties hereto as of the date first written above.

BEAR STATE FINANCIAL, INC. By: Name: Title:

SHAREHOLDER Name: Shares of Registrable Common Stock:

[Signature Page to Registration Rights Agreement]

Exhibit B

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of ___________, 201_ (the “Effective Date”), by and among Bear State Financial, Inc., an Arkansas corporation (“Buyer”), Marshfield Investment Company, a Missouri corporation (“Seller”), and _________ (“Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in that certain Stock Purchase Agreement dated June 22, 2015, by and between Buyer and Seller (the “Purchase Agreement”).

RECITALS

WHEREAS, pursuant to the Purchase Agreement, Buyer is purchasing 100% of the outstanding common stock of Metropolitan National Bank, a national banking association with its principal office in Springfield, Missouri (the “Bank”);

WHEREAS, pursuant to the Purchase Agreement, Seller has the obligation to satisfy certain indemnification obligations under the Purchase Agreement;

WHEREAS,     pursuant to Section 2.05(b)(10) of the Purchase Agreement, the amount of the indemnification Cap shall be paid to Escrow Agent to be held by Escrow Agent in escrow, pending disbursement as contemplated herein, in an interest-bearing account (the “Escrow Account”); and

WHEREAS,     Buyer and Seller wish to employ the services of Escrow Agent to act as the escrow holder of the Escrow Funds (as defined below), subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby forever acknowledged and confessed, and intending to be legally bound hereby, the parties hereby agree as follows:

1.            ESCROW DEPOSITS.

(a)     Deposit of Escrowed Funds. At the Closing, Buyer will deliver One Million Dollars ($1,000,000) to Escrow Agent for deposit in the Escrow Account in accordance with the terms and conditions of the Purchase Agreement. Upon delivery of the Escrow Funds in the Escrow Account, Escrow Agent will acknowledge receipt of the Escrow Funds in the Escrow Account by executing and delivering to Buyer and Seller the Receipt of Escrow Funds in the form attached hereto as Exhibit A as soon as reasonably practicable following such delivery. For purposes of this Agreement, the term “Escrow Funds” shall mean the Escrow Funds deposited in the Escrow Account, plus any and all interest on the Escrow Funds, less any funds disbursed by Escrow Agent pursuant to the terms of this Agreement.

(b)     Maintenance of the Escrow Account. Escrow Agent agrees to act as escrow agent hereunder. Following delivery of the Escrow Funds to Escrow Agent, Escrow Agent shall hold the Escrow Funds pursuant to the terms of this Agreement, including delivering the Receipt of Escrow Funds.

(c)     Investment of Escrow Funds. Escrow Agent shall invest the Escrow Funds in a money market account, which investment shall be in accordance with joint written instructions from Buyer and Seller. Any fees or charges related to the early termination or redemption of investments in the Escrow Account shall be charged to the Escrow Account.

2.            RELEASE OF ESCROW. The Escrow Funds shall be held and delivered or paid over by Escrow Agent as follows:

(a)     Release from Escrow Upon Instructions of Buyer and Seller. Buyer and Seller acknowledge and agree that the Escrow Funds shall be used solely for the purpose of fully paying and discharging any indemnification obligation of Seller under the Purchase Agreement (a “Claim”). Escrow Agent shall disburse the Escrow Funds (or portions thereof), from time to time, as Buyer and Seller shall jointly direct in writing to pay for any Claim (“Joint Instructions”). Buyer and Seller shall approve Claims for payment in accordance with the terms of Article VIII of the Purchase Agreement and shall act in good faith in delivering Joint Instructions to the Escrow Agent. Except as otherwise provided in Section 2(b) and Section 2(c) of this Agreement, Escrow Agent shall have no right or obligation to disburse any Escrow Funds absent receipt of Joint Instructions from Buyer and Seller. Joint Instructions shall be signed by the following authorized representatives of Buyer and Seller:

Buyer’s Authorized Representative: ______________.

Seller’s Authorized Representative: ______________.

(b)     Release from Escrow Upon Other Events. Escrow Agent shall disburse to Seller on ____________ (the “Escrow Release Date”) all Escrow Funds and all interest earned on such amounts (as determined by the Escrow Agent) less the aggregate amount of all Claims pending resolution, with the aggregate amount of such Claims to be retained by the Escrow Agent in accordance with this Agreement.

(c)     Release from Escrow as a Result of Court Order. In the event Escrow Agent receives a certified copy of a final order (as defined below) relating to a Claim against the Escrow Funds by a court of competent jurisdiction and a notarized affidavit (made under penalty of perjury) from Buyer or Seller (as applicable), which states that the order presented to Escrow Agent is final, Escrow Agent shall, without further investigation or inquiry, proceed in accordance with the instructions contained in such final order. The party delivering any such order to Escrow Agent shall also deliver copies thereof to the other party hereto. An order shall be deemed final upon (i) the expiration of the time allowed for appeal without Buyer or Seller, as the case may be, having appealed such order or (ii) the entry of such final order if no right of appeal exists.

3.            TERMINATION OF AGREEMENT. This Agreement shall terminate immediately upon the release of all of the Escrow Funds by Escrow Agent in the manner described herein.

4.            ESCROW AGENT’S RIGHTS AND RESPONSIBILITIES. The duties and obligations of Escrow Agent shall be limited to and determined solely by the provisions of this Agreement, and Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document, including, without limitation, the Purchase Agreement. In furtherance and not in limitation of the foregoing:

(a)     Escrow Agent shall not be under any duty to give the property held hereunder any greater degree of care than it gives its own similar property.

(b)     Escrow Agent may act upon advice of counsel in reference to any matter connected herewith and shall not be liable for any acts or omissions while acting in good faith and exercising reasonable judgment. If Escrow Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel and shall be entitled to recover any and all reasonable costs, attorneys’ fees, charges, disbursements, and expenses in connection with such litigation jointly and severally from the parties hereto.

(c)     Escrow Agent shall not be liable in any respect on account of the identity, authority, or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(d)     Escrow Agent is hereby expressly authorized to disregard any and all instructions given by any of the parties hereto or by any other person, excepting only instructions given by a party in compliance with this Agreement or orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court that remain unappealed during the applicable period during which an appeal may be filed. In case Escrow Agent obeys or complies with any such unappealed order, judgment or decree of any court, Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance.

(e)     This Agreement sets forth the exclusive duties of Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations of Escrow Agent shall be read into this Agreement.

(f)     Escrow Agent shall not be called upon to advise any party as to its rights and obligations hereunder.

(g)     Escrow Agent shall have no duty to inquire into the terms and provisions of the Purchase Agreement, and it is agreed by the parties hereto that Escrow Agent’s duties are purely ministerial in nature and that Escrow Agent shall incur no liability whatsoever as long as it has acted in good faith, except for the Escrow Agent’s willful misconduct or gross negligence.

(h)     In the event that Escrow Agent should at any time be confronted with inconsistent claims or demands by the parties hereto or is uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement, Escrow Agent shall have the right to interplead said parties in any court of competent jurisdiction within the State of Arkansas and request that such court determine such respective rights of the parties with respect to this Agreement, and upon doing so, Escrow Agent shall be released from any obligations or liability as a consequence of any such claims or demands.

(i)     Escrow Agent shall have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investment or reinvestment made in accordance with any provision contained herein.

(j)     Any banking association or corporation into which Escrow Agent may be merged, converted or with which Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of Escrow Agent shall be transferred, shall succeed to all Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(k)     The parties recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment. Interest and other earnings on investments shall be added to the Escrow Account. Any loss or expense incurred as a result of an investment will be borne jointly and equally by the parties hereto (i.e., one-half of losses or expenses to be suffered by Seller, and one-half of losses or expenses to be suffered by Buyer). Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.

(l)     Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to any income earned by the Escrow Account. Escrow Agent shall have no obligation to pay any taxes or estimated taxes on income earned from the investment of any sums held in the Escrow Account.

5.            RESIGNATION OF ESCROW AGENT. Escrow Agent may resign by giving thirty (30) days prior written notice at any time during the term hereof to the other parties hereto. Thereafter, Escrow Agent shall deliver the Escrow Funds held hereunder in the manner set forth in a jointly executed written order signed by Buyer and Seller, which order shall be delivered within ten (10) days of the mailing of notice by Escrow Agent. If Escrow Agent does not receive a jointly executed written order within ten (10) days after the date of mailing of its notice of resignation, Escrow Agent is unconditionally and irrevocably authorized and empowered either (i) to deliver the remaining Escrow Funds to any bank or trust company which shall consent thereto and which has powers to act as an escrow agent, as Escrow Agent shall determine in Escrow Agent’s sole discretion, and such bank or trust company shall thereafter be Escrow Agent hereunder with all powers, rights and duties of the original Escrow Agent, or (b) to deliver the Escrow Funds to a court of competent jurisdiction for disposition by a final order of such court. In either event, Escrow Agent shall be relieved from all liabilities subsequent to such delivery of the Escrow Funds pursuant to this Section 5.

6.           REMOVAL OF ESCROW AGENT. Buyer and Seller, acting together, shall have the right to remove Escrow Agent hereunder by giving Joint Instructions to Escrow Agent, specifying the date upon which such removal shall take effect. In the event of such removal, Buyer and Seller agree that, prior to the effective date of removal of Escrow Agent, they will jointly appoint a successor Escrow Agent. Escrow Agent hereby agrees that, upon receiving such Joint Instructions, it shall turn over and deliver to the successor Escrow Agent the Escrow Funds in accordance with the terms of such Joint Instructions and render the accounting required by Section 7. Upon receipt of the Escrow Funds, the successor Escrow Agent shall thereupon be bound by all of the provisions hereof, and the term “Escrow Agent” as used herein shall mean the successor Escrow Agent.

7.           RECORDS. Escrow Agent shall maintain a record of all payments from the Escrow Account and any certificates or other notices given or received with respect to the Escrow Account and shall provide copies of such records and an accounting with respect to the Escrow Account to either party hereto upon request and to any successor Escrow Agent.

8.           NOTICES. Any notice, consent, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (a) if personally delivered, including by a nationally recognized overnight delivery service such as FedEx, or (b) if delivered by mail (postage prepaid) or facsimile transmission when received, each addressed or sent by facsimile transmission as follows:

If to Seller:

Marshfield Investment Company

2776 S. Campbell

Springfield, Missouri 65807

Facsimile: ___-___-____

To the Attention of Seller’s Authorized Representative named in Section 2(a)

With a copy to (which shall not constitute notice hereunder):

Stinson Leonard Street LLP

1201 Walnut St., Suite 2900

Kansas City, Missouri

Attn: C. Robert Monroe

Facsimile: ___-___-____

If to Buyer:

Bear State Financial, Inc.

900 South Shackleford Rd., Suite 401

Little Rock, Arkansas 72211

Facsimile: ___-___-____

To the Attention of Buyer’s Authorized Representative named in Section 2(a)

With a copy to (which shall not constitute notice hereunder):

Kutak Rock LLP

124 West Capitol Ave., Suite 2000

Little Rock, AR 72201

Attn: C. David McDaniel

Facsimile: 501-975-3001

If to Escrow Agent:

________________

________________

________________

Attention: ________________

Facsimile: ________________

(or to such other address as any party shall specify by written notice so given).

9.           OWNERSHIP FOR TAX PURPOSES. The parties agree that, for purposes of federal or other taxes based on income, Seller will be treated as the owner of the Escrow Account, except to the extent that such income is actually paid to Buyer.

10.        SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. Neither Buyer nor Seller may assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld. No assignment of the interest of Buyer or Seller shall be binding upon Escrow Agent unless and until written notice of such assignment shall be delivered to and acknowledged by Escrow Agent.

11.        GOVERNING LAW; VENUE. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without regard to conflict of laws principles. All parties agree that venue regarding any action arising hereunder will be exclusively in the state and federal courts in Arkansas, and all parties consent to the jurisdiction thereof.

12.        EXPENSES OF ESCROW AGENT. The expenses of Escrow Agent shall be borne jointly and equally by the parties hereto (i.e., one-half of all expenses to be paid by Seller, and one-half of all expenses to be paid by Buyer). Escrow Agent’s schedule of fees is attached hereto as Schedule A.

13.        COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original hereof, but all of which together shall constitute one agreement.

14.        PURCHASE AGREEMENT PARAMOUNT. Nothing in this Agreement shall impair, limit or affect any right, benefit, remedy or duty of any of the parties hereto under, or pursuant to, the Purchase Agreement. In the event of any conflict between the terms of this Agreement and the Purchase Agreement relating to the rights or obligations of Buyer and/or Seller, the Purchase Agreement shall control.

15.        ENTIRE AGREEMENT. Except as set forth in the Purchase Agreement, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

16.        WAIVERS. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

17.        AMENDMENT. This Agreement may be amended only with the written consent of Buyer, Seller and Escrow Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

MARSHFIELD INVESTMENT COMPANY By: Name: Title:

BEAR STATE FINANCIAL, INC. By: Name: Title:

[ESCROW AGENT] By: Name: Title:

Signature Page to Escrow Agreement

SCHEDULE A

ESCROW AGENT
SCHEDULE OF FEES

Exhibit A

RECEIPT OF ESCROW FUNDS

[SELLER]

[ADDRESS]

Facsimile: ___-___-____

Attention:

[BUYER]

[ADDRESS]

Facsimile: ___-___-____

Attention:

The undersigned as Escrow Agent under that certain Escrow Agreement dated [•], 2015 (the “Escrow Agreement”), by and among Bear State Financial, Inc., an Arkansas corporation, Marshfield Investment Company, a Missouri corporation, and Escrow Agent, hereby certifies that:

1.     The Escrow Agent has received this date the Escrow Funds in the amount of $[•] and has deposited such sum in the Escrow Account created under the Escrow Agreement.

2.     The Escrow Funds deposited with the Escrow Agent in the Escrow Account will be invested and disbursed by Escrow Agent in accordance with the Escrow Agreement.

Terms not specifically defined herein shall have the meanings set forth in the Escrow Agreement.

Dated: __________, 201_

ESCROW AGENT

_____________

By:      ____________________________

Name:_____________________________

Title:      ____________________________